Exhibit 10.18
$125,000,000
CREDIT AGREEMENT
Dated as of [_________], 2010
among
CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP,
as Borrower,
CAMPUS CREST COMMUNITIES, INC.,
as Parent Guarantor,
THE GUARANTORS NAMED HEREIN,
as Guarantors,
THE INITIAL LENDERS, INITIAL ISSUING BANK AND
SWING LINE BANK NAMED HEREIN,
as Initial Lenders, Initial Issuing Bank and Swing Line Bank, and
CITIBANK, N.A.,
as Administrative Agent and as Collateral Agent.
RAYMOND JAMES BANK FSB
Syndication Agent
RBC CAPITAL MARKETS BARCLAYS CAPITAL INC. GOLDMAN SACHS BANK USA
Co-Documentation Agents
CITIGROUP GLOBAL MARKETS INC.           RAYMOND JAMES BANK FSB
Joint Lead Arrangers and Joint Book Running Managers

T A B L E  OF  C O N T E N T S

i

SCHEDULES

Schedule I		Commitments and Applicable Lending Offices
Schedule II	–	Borrowing Base Assets
Schedule III	–	Excluded Recourse Properties
Schedule IV	–	Ground Leases
Schedule 4.01(b)	–	Subsidiaries
Schedule 4.01(f)	–	Material Litigation
Schedule 4.01(n)	–	Existing Debt
Schedule 4.01(o)	–	Surviving Debt
Schedule 4.01(p)	–	Existing Liens
Schedule 4.01(q)
Part I	–	Real Property
Part II	–	Management Agreements
Schedule 4.01(r)	–	Environmental Concerns
Part I	–	Non-compliance with Law
Part II	–	Storage Tanks, Asbestos, etc.
Part III	–	Remedial Action, etc.
Part IV	–	Site Assessments, etc.
Schedule 4.01(x)	–	Plans and Welfare Plans

EXHIBITS

Exhibit A	–	Form of Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Guaranty Supplement
Exhibit D	–	Form of Assignment and Acceptance
Exhibit E-1	–	Form of Opinion of Greenberg Traurig LLP
Exhibit E-2	–	Form of Opinion of Bradley Arant Boult Cummings LLP
Exhibit E-3	–	Form of Opinion of Saul Ewing LLP
Exhibit E-4	–	Form of Opinion of Local Counsel for the Loan Parties
Exhibit F	–	Form of Security Agreement
Exhibit G	–	Form of Mortgage
Exhibit H	–	Form of Assignment of Leases
Exhibit I	–	Form of Borrowing Base Certificate
Exhibit J	–	Form of Hazardous Indemnity Agreement
Exhibit K	–	Form of Manager's Subordination
Exhibit L	–	Form of Pledge Agreement

CREDIT AGREEMENT
          CREDIT AGREEMENT dated as of [_____________], 2010 (this “Agreement”) among Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), Campus Crest Communities, Inc., a Maryland corporation (the “Parent Guarantor”), the entities listed on the signature pages hereof as the subsidiary guarantors (together with any Additional Guarantors (as hereinafter defined) acceding hereto pursuant to Section 5.01(j) or 7.05, the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial lenders (the “Initial Lenders”), the Swing Line Bank (as hereinafter defined), CITIBANK, N.A. (“Citibank”), as the initial issuer of Letters of Credit (as hereinafter defined) (the “Initial Issuing Bank”), CITIBANK, as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), and CITIBANK, as collateral agent (together with any successor collateral agent appointed pursuant to Article VIII, the “Collateral Agent”, and together with the Administrative Agent, the “Agents”) for the Secured Parties (as hereinafter defined).
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acceding Lender” has the meaning specified in Section 2.17(d).
     “Accession Agreement” has the meaning specified in Section 2.17(d)(i).
     “Additional Guarantor” has the meaning specified in Section 7.05.
     “Adjusted EBITDA” means (a) EBITDA for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, less (b) the Capital Expenditure Reserve for all Assets for such four fiscal quarters, provided that calculations which pertain to the fiscal quarters of the Parent Guarantor ending on or prior to September 30, 2010 shall be made on a pro forma basis, including to give effect to the IPO and the Formation Transactions.
     “Adjusted Net Operating Income” means, with respect to any Borrowing Base Asset, (a) the Net Operating Income attributable to such Borrowing Base Asset less (b) the Capital Expenditure Reserve for such Borrowing Base Asset, less (c) the Management Fee Adjustment for such Borrowing Base Asset, in each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.

     “Administrative Agent” has the meaning specified in the recital of parties to this Agreement.
     “Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with Citibank, N.A., at its office at 1615 Brett Road, New Castle, Delaware 19720, ABA No. 021000089, Account No. 36852248, Account Name: Agency/Medium Term Finance, Reference: Campus Crest Revolving Credit Facility, Attention: Global Loans/Agency, or such other account as the Administrative Agent shall specify in writing to the Lender Parties.
     “Advance” means a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 15% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
     “Affiliate Ground Lease” means a Ground Lease with respect to which the ground lessor and ground lessee are Loan Parties.
     “Agents” has the meaning specified in the recital of parties to this Agreement.
     “Agreement” has the meaning specified in the recital of parties to this Agreement.
     “Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.
     “Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means, at any date of determination, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

		Applicable Margin	Applicable Margin
Pricing		for Base Rate	for Eurodollar
Level	Leverage Ratio	Advances	Rate Advances
I	> 55%	2.50%	3.50%
II	> 50% but < 55%	2.25%	3.25%
III	> 45% but < 50%	2.00%	3.00%
IV	< 45%	1.75%	2.75%
The Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio in effect from time to time, and the Applicable Margin for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing shall be determined by reference to the Leverage Ratio in effect on the first day of such Interest Period; provided, however, that (a) the Applicable Margin shall initially be at Pricing Level [__] on the Closing Date, (b) no change in the Applicable Margin resulting from the Leverage Ratio shall be effective until three Business Days after the date on which the Administrative Agent receives (i) the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and (ii) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating the Leverage Ratio, and (c) the Applicable Margin shall be at Pricing Level I for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.03(b) or (c), as applicable, the information described in clause (b) of this proviso.
     “Appraisal” means an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, commissioned by and prepared for the account of the Administrative Agent (for the benefit of the Lenders) by a MAI appraiser selected by the Administrative Agent in consultation with the Borrower, and otherwise in scope, form and substance satisfactory to the Collateral Agent.
     “Appraised Value” means, as of any date of determination with respect to any Borrowing Base Asset, the appraised value of such Borrowing Base Asset on an “as-is”

basis, in each case as set forth in the most recent Appraisal of such Borrowing Base Asset delivered to the Administrative Agent on or before such date of determination.
     “Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information materials required to be delivered pursuant to Sections 5.03(b), (c), (e), (g), and (k); provided, however, that solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06(a) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
     “Approved Electronic Platform” has the meaning specified in Section 9.02(c).
     “Approved Manager” means with respect to any Campus Housing Asset (i) an affiliate of the Parent Guarantor, or (ii) a nationally recognized campus housing manager (a) with (or controlled by a Person or Persons with) at least ten years of experience in the campus housing management industry, (b) that is engaged pursuant to a written management agreement in form and substance reasonably satisfactory to the Administrative Agent and (c) that has entered into a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent confirms that as of the Closing Date the existing manager of the Campus Housing Assets shown on Part III of Schedule 4.01(q) hereto is satisfactory to the Administrative Agent. For purposes of this definition, the term “control” (including the term “controlled by”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
     “Arrangers” means, collectively, CGMI and Raymond James Bank FSB, each as joint lead arranger and joint book running manager.
     “Assets” means Campus Housing Assets, Development Assets and Joint Venture Assets.

     “Asset Value” means, at any date of determination, (a) in the case of any Campus Housing Asset where the related certificate of occupancy was issued twelve or more months prior to such date of determination, (i) the Net Operating Income attributable to such Asset less the Management Fee Adjustment for such Asset, in each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be divided by (ii) 8.25%, (b) in the case of any Development Asset and any Campus Housing Asset where the related certificate of occupancy was issued less than twelve months prior to such date of determination, the book value of such Development Asset or such Campus Housing Asset as determined in accordance with GAAP (but excluding any deduction for accumulated depreciation on such Assets), (c) in the case of any Joint Venture Asset that, but for such Asset being owned by a Joint Venture, would qualify as a Campus Housing Asset under the definition thereof where the related certificate of occupancy was issued twelve or more months prior to such date of determination, the JV Pro Rata Share of (i) the Net Operating Income attributable to such Asset less the Management Fee Adjustment for such Asset, in each case for the consecutive four fiscal quarters most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be divided by (ii) 8.25% and (d) in the case of any other Joint Venture Asset, the JV Pro Rata Share of the book value of such Joint Venture Asset as determined in accordance with GAAP (but excluding any deduction for accumulated depreciation on such Assets).
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit D hereto.
     “Assignments of Leases” has the meaning specified in Section 3.01(a)(iii).
     “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
     “Bankruptcy Law” means any applicable law governing a proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s base rate, (b) 1/2 of 1% per annum above the Federal Funds Rate and (c) the one-month Eurodollar Rate plus 1% per annum.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

     “BBA Proposal Package” means, with respect to any Proposed Borrowing Base Asset, the following items, each in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:
     (a) a description of such Asset in detail satisfactory to the Administrative Agent,
     (b) a projected cash flow analysis of such Asset prepared in a form reasonably acceptable to the Administrative Agent,
     (c) a statement of operating expenses for such Asset for the immediately preceding 36 consecutive calendar months (or, if not in operation for 36 consecutive calendar months, the total period of operations),
     (d) an operating expense and capital expenditures budget for such Asset for the next succeeding 12 consecutive months,
     (e) a current rent roll, and
     (f) if such Asset is then the subject of an acquisition transaction, a copy of the purchase agreement with respect thereto and a schedule of the proposed sources and uses of funds for such transaction.
     “Borrower” has the meaning specified in the recital of parties to this Agreement.
     “Borrower’s Account” means the account of the Borrower maintained by the Borrower with [_____________] at its office at [_____________], ABA No. [_____________], Account No. [_____________] or such other account as the Borrower shall specify in writing to the Administrative Agent.
     “Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Lenders or a Swing Line Borrowing.
     “Borrowing Base Assets” means (a) those Campus Housing Assets for which the applicable conditions (as may be determined by the Administrative Agent in its sole discretion) in Section 3.01 and, if applicable, Section 5.01(k) have been satisfied and as the Administrative Agent and the Required Lenders, in their sole discretion, shall have elected to treat as Borrowing Base Assets for purposes of this Agreement, and (b) the Campus Housing Assets listed on Schedule II hereto on the Closing Date.
     “Borrowing Base Certificate” means a certificate in substantially the form of Exhibit I hereto, duly certified by the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor.
     “Borrowing Base Conditions” means, with respect to any Proposed Borrowing Base Asset, that such Proposed Borrowing Base Asset

     (a) is a Campus Housing Asset located in one of the 48 contiguous states of the United States of America or the District of Columbia that has been in operation for at least one year;
     (b) is wholly-owned directly or indirectly by the Borrower either in fee simple absolute or subject to a Qualifying Ground Lease;
     (c) is fully operating and not under significant development or redevelopment;
     (d) is free of all material structural defects or architectural deficiencies, title defects, environmental or other material matters (including a casualty event or condemnation) that could reasonably be expected to have a material adverse effect on the value, use or ability to sell or refinance such Asset;
     (e) is operated by an Approved Manager or any other property manager approved by the Administrative Agent;
     (f) is not subject to mezzanine Debt financing;
     (g) is not, and no interest of the Borrower or any of its Subsidiaries therein is, subject to any Lien (other than Permitted Liens) or any Negative Pledge; and
     (h) is 100% owned by a Loan Party that is a single-purpose Subsidiary of the Borrower and (1) none of the Borrower’s or the Parent Guarantor’s direct or indirect Equity Interests in such Subsidiary is subject to any Lien (other than Permitted Liens) or any Negative Pledge and (2)(x) on or prior to the date such Asset is added to the Collateral, such Subsidiary shall have become a Guarantor hereunder, and (y) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Asset and on the Equity Interests in such Subsidiary as security for Debt of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Asset.
     “Borrowing Base Debt Service Coverage Ratio” means, at any date of determination, the ratio of (a) the aggregate Adjusted Net Operating Income for all Borrowing Base Assets to (b) the payments that would be required to be made over a twelve month period on an assumed Debt in an aggregate principal amount equal to the Facility Exposure at such date, assuming a thirty year amortization schedule, level payments of interest and applying an interest rate equal to the greater of (i) 7.50% per annum and (ii) the rate per annum at such date for 10-year United States Treasury Securities plus the Applicable Margin in respect of Eurodollar Rate Advances.
     “Borrowing Base Value” means, with respect to any Borrowing Base Asset, an amount equal to 60% of the Appraised Value of such Borrowing Base Asset.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Campus Housing Asset” means Real Property that operates or is intended to be operated as student housing, but excluding any Joint Venture Asset.
     “Capital Expenditure Reserve” means, with respect to any Campus Housing Asset at any date of determination, $125 times the number of beds comprising such Asset.
     “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
     “Cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Issuing Bank (as applicable), as collateral for the Available Amount of any Letter of Credit, cash or deposit account balances or, if the Issuing Bank benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     “Cash Equivalents” means any of the following, to the extent owned by the applicable Loan Party or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents) and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “CGMI” means Citigroup Global Markets Inc.

     “Change of Control” means the occurrence of any of the following (after giving effect to the consummation of the IPO and the Formation Transactions):
     (a) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent Guarantor (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent Guarantor; or
     (b) there is a change in the composition of the Parent Guarantor’s Board of Directors over a period of 24 consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or
     (c) any Person or two or more Persons acting in concert shall have acquired and shall continue to have following the date hereof, by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation will result in its or their acquisition of the power to direct, directly or indirectly, the management or policies of the Parent Guarantor; or
     (d) the Parent Guarantor ceases to be (i) the indirect legal and beneficial owner of all of the general partnership interests in the Borrower, (ii) the direct legal and beneficial owner of all of the membership interests in Campus Crest Communities GP, LLC or (iii) the direct or indirect legal and beneficial owner of not less than 75% of the limited partnership interests in the Borrower; or
     (e) Campus Crest Communities GP, LLC ceases to be the general partner of the Borrower; or
     (f) the Parent Guarantor or Campus Crest Communities GP, LLC shall create, incur, assume or suffer to exist any Lien on the Equity Interests in Campus Crest Communities GP, LLC or the Borrower owned by it; or
     (g) the Borrower ceases to be the direct or indirect legal and beneficial owner of all of the Equity Interests in each direct and indirect Subsidiary that owns or leases a Borrowing Base Asset.
     “Citibank” has the meaning specified in the recital of the parties to this Agreement.
     “Closing Date” means [_________] or such other date as may be agreed upon by the Borrower and the Administrative Agent.

     “Collateral” means all “Collateral” and all “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties and includes, without limitation, all Borrowing Base Assets.
     “Collateral Agent” has the meaning specified in the recital of parties to this Agreement.
     “Collateral Documents” means the Security Agreement, the Pledge Agreement, the Mortgages, the Assignments of Leases and any other agreement entered into by a Loan Party that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
     “Collateral Deliverables” means, with respect to any Proposed Borrowing Base Asset, the following items, each in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender:
     (i) A certificate of the Chief Financial Officer (or other Responsible Officer) of the Borrower, dated the date of the addition of such Proposed Borrowing Base Asset to the Collateral as a Borrowing Base Asset, confirming that (A) the Proposed Borrowing Base Asset satisfies all Borrowing Base Conditions, (B) no Default or Event of Default has occurred or is continuing, and the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset shall not cause or result in a Default or Event of Default, (C) the representations and warranties contained in the Loan Documents are true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date), and (D) the Loan Parties are in compliance with the covenants contained in Section 5.04 (both immediately before and on a pro forma basis immediately after the addition of such Proposed Borrowing Base Property as a Borrowing Base Asset), together with supporting information demonstrating such compliance;
     (ii) A Borrowing Base Certificate demonstrating that the Total Borrowing Base Value (calculated on a pro forma basis after giving effect to the addition of such Proposed Borrowing Base Asset to the Collateral as a Borrowing Base Asset and to any Advances made at the time thereof) will be greater than or equal to the Facility Exposure;
     (iii) each of the items set forth in Sections 3.01(a)(ii), (iii), (v), (vi), (vii), (viii), (ix), (xi), (xiii), (xv) and, to the extent applicable, 5.01(j), mutatis mutandis, in each case in respect of such Proposed Borrowing Base Asset or the Loan Party or proposed Loan Party which owns such Proposed Borrowing Base Asset;
     (iv) An Appraisal of such Proposed Borrowing Base Asset;

     (v) Reports supplementing Schedules II, 4.01(b), 4.01(q) and 4.01(r) hereto, including descriptions of such changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower, provided that for purposes of the definition of the term Borrowing Base Assets, the supplement to Schedule II shall become effective only upon (A) delivery of all Collateral Deliverables and approval thereof by the Administrative Agent, and (B) approval of the Proposed Borrowing Base Asset as a Borrowing Base Asset pursuant to the definition of “Borrowing Base Assets”; and
     (vi) Such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.
     “Commitment” means a Revolving Credit Commitment, a Swing Line Commitment or a Letter of Credit Commitment.
     “Commitment Date” has the meaning specified in Section 2.17(b).
     “Commitment Increase” has the meaning specified in Section 2.17(a).
     “Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.
     “Conditional Approval Notice” has the meaning specified in Section 5.01(k).
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
     “Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07(d), 2.09 or 2.10.
     “Current Party” has the meaning specified in Section 9.07(k).
     “Customary Carve-Out Agreement” has the meaning specified in the definition of Non-Recourse Debt.
     “Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all Debt for Borrowed Money of such Person, (b) all Obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and not overdue by more than 60 days, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person (other than Preferred Interests that are issued by any Loan Party or Subsidiary thereof and classified as either equity or minority interests pursuant to GAAP) or any warrants, rights or options to acquire such Equity Interests, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Contingent Obligations of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; provided, however, that in the case of the Parent Guarantor and its Subsidiaries, “Debt” shall also include, without duplication, the JV Pro Rata Share of Debt for each Joint Venture.
     “Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person; provided, however, that in the case of the Parent Guarantor and its Subsidiaries “Debt for Borrowed Money” shall also include, without duplication, the JV Pro Rata

Share of Debt for Borrowed Money for each Joint Venture; provided further that as used in the definition of “Fixed Charge Coverage Ratio”, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, the term “Debt for Borrowed Money” (a) shall include, in the case of an acquisition, any Debt for Borrowed Money directly relating to such Asset existing immediately following such acquisition computed as if such indebtedness also existed for the portion of such period that such Asset was not owned by the Parent Guarantor or such Subsidiary, and (b) shall exclude, in the case of a disposition, for such period any Debt for Borrowed Money to which such Asset was subject to the extent such Debt for Borrowed Money was repaid or otherwise terminated upon the disposition of such Asset.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Development Assets” means all Real Property acquired for development into Campus Housing Assets that, in accordance with GAAP, would be classified as development property on a Consolidated balance sheet of the Parent Guarantor and its Subsidiaries.
     “Dividend Payout Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) the sum, without duplication, of all dividends paid by the Parent Guarantor on account of any common stock or preferred stock of Parent Guarantor, except dividends payable solely in additional Equity Interests of the same class, to (b) Funds From Operations, in each case for the four consecutive fiscal quarters of the Parent Guarantor most recently ended (or, in the case of the first, second or third fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, one, two or three consecutive fiscal quarters, respectively).
     “Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.
     “EBITDA” means, at any date of determination, the sum of the following items, in each case for the four consecutive fiscal quarters of the Parent Guarantor most recently ended: (a) the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary, infrequent, and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) to the extent subtracted in computing net income, expenses incurred in connection with the Formation Transactions and the IPO and other non-recurring items, in each case of the Parent

Guarantor and its Subsidiaries determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period, less, to the extent not already deducted, all rentals payable under leases of real or personal (or mixed) property, in each case, of or by the Parent Guarantor and its Subsidiaries for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be, plus (b) with respect to each Joint Venture, the JV Pro Rata Share of the sum of (i) net income (or net loss) (excluding gains (or losses) from extraordinary and unusual items), (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, and (vi) to the extent subtracted in computing net income of such Joint Venture, non-recurring items, in each case of such Joint Venture determined on a Consolidated basis and in accordance with GAAP for such four fiscal quarter period, less, to the extent not already deducted, all rentals payable under leases of real or personal (or mixed) property, in each case, of or by the Parent Guarantor and its Subsidiaries for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be; provided, however, that for purposes of this definition, in the case of any acquisition or disposition of any direct or indirect interest in any Asset (including through the acquisition or disposition of Equity Interests) by the Parent Guarantor or any of its Subsidiaries during such four fiscal quarter period, EBITDA will be adjusted (1) in the case of an acquisition, by adding thereto an amount equal to the acquired Asset’s actual EBITDA (computed as if such Asset was owned by the Parent Guarantor or one of its Subsidiaries for the entire four fiscal quarter period) generated during the portion of such four fiscal quarter period that such Asset was not owned by the Parent Guarantor or such Subsidiary, and (2) in the case of a disposition, by subtracting therefrom an amount equal to the actual EBITDA generated by the Asset so disposed of during such four fiscal quarter period; provided further that calculations which pertain to the fiscal quarters of the Parent Guarantor ending on or prior to September 30, 2010 shall be made on a pro forma basis, including to give effect to the IPO and the Formation Transactions.
     “Effective Date” means the first date on which the conditions set forth in Article III shall be satisfied.
     “Eligible Assignee” means (a) with respect to the Revolving Credit Facility, (i) a Lender; (ii) an Affiliate or Fund Affiliate of a Lender; (iii) if at the time an assignment is effected pursuant to Section 9.07 a Default has occurred and is continuing, then any of (A) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $500,000,000; (B) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $500,000,000; (C) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (D) the central bank of any country that is a member of the OECD; or (E) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (iv) any other Person approved by the Administrative Agent, and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed, and (b) with respect to the Letter of Credit Facility, a Person of the type described under subclause (iii)(A) or (C) of this definition that is approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 9.07, approved by the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition; and provided further that if Borrower does not disapprove a potential Eligible Assignee in writing within five (5) Business Days after such request for approval, then Borrower’s approval hereunder shall be deemed given.
     “Environmental Action” means any enforcement action, suit, demand, demand letter, claim of liability, notice of non-compliance or violation, notice of liability or potential liability, investigation, enforcement proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “E013224” has the meaning specified in Section 4.01(aa).
     “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
     “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.
     “Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the offered rate that appears on the Reuters Screen LIBOR01 Page (or any successor thereto)

as the British Bankers Association London interbank offered rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, or, if for any reason such rate is not available, the average (rounded upward, if necessary, to the nearest 1/100 of 1%, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of the Reference Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period (or, if such Reference Bank shall not have such a Eurodollar Rate Advance, $1,000,000) and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
     “Eurodollar Rate Reserve Percentage” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
     “Events of Default” has the meaning specified in Section 6.01.
     “Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before giving effect to the Formation Transactions.
     “Excluded Recourse Properties” means the Real Property listed on Schedule III hereto on the Closing Date.
     “Extension Date” has the meaning specified in Section 2.16.
     “Facility” means the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility.
     “Facility Exposure” means, at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Advances, plus (b) the amount (not less than zero) equal to the Available Amount under all outstanding Letters of Credit less all amounts then on deposit in the L/C Cash Collateral Account, plus (c) all Obligations of the Loan Parties in respect of Secured Hedge Agreements, valued at the Agreement Value thereof.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the fee letter dated as of August 2, 2010 among Borrower, Parent Guarantor, Campus Crest Group, LLC, the Subsidiary Guarantors and CGMI, as the same may be amended from time to time.
     “Fiscal Year” means a fiscal year of the Parent Guarantor and its Consolidated Subsidiaries ending on December 31 in any calendar year.
     “Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Adjusted EBITDA to (b) the sum of (i) interest (including capitalized interest (but excluding capitalized interest with respect to construction financing of Real Property prior to the issuance of the related certificate of occupancy)) payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money plus (ii) scheduled amortization of principal amounts of all Debt for Borrowed Money payable (excluding maturities) plus (iii) cash dividends payable on any Preferred Interests; provided, however, that calculations which pertain to the fiscal quarters of the Parent Guarantor ending on or prior to September 30, 2010 shall be made on a pro forma basis, including to give effect to the IPO and the Formation Transactions.
     “Formation Transactions” means the “formation transactions” all as more fully described in the Registration Statement and otherwise on terms reasonably satisfactory to the Administrative Agent.
     “Fund Affiliate” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Funds From Operations” means, with respect to the Parent Guarantor, net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation and amortization, and after adjustments for unconsolidated Joint Ventures, provided that any determination of Funds From Operations which pertains to the fiscal quarters of the Parent Guarantor ending on or prior to September 30, 2010 shall be made on a pro forma basis, including to give effect to the IPO and the Formation Transactions. Adjustments for unconsolidated Joint Ventures will be calculated to reflect funds from operations on the same basis.

     “GAAP” has the meaning specified in Section 1.03.
     “Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith, by appropriate proceedings, (b) reserves that are adequate are established with respect to such contested item in accordance with GAAP or such contested item is bonded over in accordance with statutory lien bonding procedures and (c) the failure to pay or comply with such contested item during the period of such contest could not reasonably be expected to result in a Material Adverse Effect.
     “Ground Lease” means each Affiliate Ground Lease, the Ground Lease (Mobile) and any other Qualifying Ground Lease with respect to a Proposed Borrowing Base Asset that becomes part of the Collateral, and “Ground Leases” means each Affiliate Ground Lease, Ground Lease (Mobile) and the such other ground leases, collectively. As of the Closing Date, all Ground Leases are as set forth on Schedule IV.
     “Ground Lease (Mobile)” means, collectively, (i) that certain Ground Lease Agreement, dated as of September 8, 2006, between the University of South Alabama, as landlord and master lessor, and USA Research and Technology Corporation, as master lessee, recorded in the public records of Mobile County, Alabama on September 6, 2006 in Book 6040, Page 661, as amended by that certain First Amendatory Ground Lease, between the same parties, dated October 3, 2007, recorded in the Mobile Records on October 24, 2007 in Book 6278, Page 1536 and (ii) that certain Ground Lease, dated March 14, 2008, between USA Research and Technology Corporation, as sub-landlord and sub-ground lessor, and Campus Crest at Mobile Phase II, LLC, as sub-ground lessee, as amended by that certain First Amendment to Ground Lease dated on or about the date hereof, as evidenced by that certain Memorandum of Ground Lease, dated March 18, 2008, recorded in the public records of Mobile County, Alabama on March 31, 2008 in Book 6355, Page 1270, and that certain First Amendment to Memorandum of Ground Lease dated on or about the date hereof, to be recorded in said public records.
     “Ground Lease (Mobile) Default” has the meaning specified in Section 4.01(z)(iv).
     “Ground Leased Property (Mobile)” means the Campus Housing Asset located at the University of South Alabama, Mobile, Alabama, which property is subject to the Ground Lease (Mobile).
     “Ground Lease Payments” means all ground rents, square footage rents and percentage rents and any other payments or rents owing under a Ground Lease.
     “Ground Lessor (Mobile)” means, with respect to the master ground lease, the University of South Alabama, and, with respect to the sub-ground lease, USA Research and Technology Corporation, together with each of its respective successors and assigns, as master ground lessor and sub-ground lessor, respectively, under the Ground Lease (Mobile).
     “Guaranteed Obligations” has the meaning specified in Section 7.01.

     “Guarantor Deliverables” means each of the items set forth in Section 5.01(j).
     “Guarantors” has the meaning specified in the recital of parties to this Agreement.
     “Guaranty” means the Guaranty by the Guarantors pursuant to Article VII, together with any and all Guaranty Supplements required to be delivered pursuant to Section 5.01(j) or Section 7.05.
     “Guaranty Supplement” means a supplement entered into by an Additional Guarantor in substantially the form of Exhibit C hereto.
     “Hazardous Indemnity Agreement” means each of the Environmental Indemnity Agreements regarding Hazardous Materials now or hereafter made by the Borrower, Parent Guarantor and Guarantors owning Borrowing Base Assets in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit J hereto, as the same may be modified, amended or ratified, pursuant to which the Borrower, Parent Guarantor and such Subsidiary Guarantor agree to indemnify the Administrative Agent and the Lenders with respect to Hazardous Materials and Environmental Laws.
     “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
     “Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.
     “Increase Date” has the meaning specified in Section 2.17(a).
     “Increasing Lender” has the meaning specified in Section 2.17(b).
     “Indemnified Costs” has the meaning specified in Section 8.05(a).
     “Indemnified Party” has the meaning specified in Section 7.06(a).
     “Information” has the meaning specified in Section 9.10.
     “Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.
     “Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

     “Initial Lenders” has the meaning specified in the recital of parties to this Agreement.
     “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to Section 2.07(c) and in conformity with the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may select; provided, however, that:
     (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Termination Date;
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Investment” means (a) any loan or advance to any Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of any Person, any capital contribution to any Person or any other direct or indirect investment in any Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of any Person, and (b) the purchase or other acquisition of any real property.

     “IPO” means the initial public offering of common stock in the Parent Guarantor and its registration as a public company with the Securities and Exchange Commission.
     “Issuing Bank” means the Initial Issuing Bank and any other Lender approved as an Issuing Bank by the Administrative Agent and the Borrower and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Lender or each such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register) for so long as such Initial Issuing Bank, Lender or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.
     “Joint Venture” means any joint venture (a) in which the Parent Guarantor or any of its Subsidiaries holds any Equity Interest, (b) that is not a Subsidiary of the Parent Guarantor or any of its Subsidiaries and (c) the accounts of which would not appear on the Consolidated financial statements of the Parent Guarantor.
     “Joint Venture Assets” means, with respect to any Joint Venture at any time, the assets owned by such Joint Venture at such time.
     “JV Pro Rata Share” means, with respect to any Joint Venture at any time, the fraction, expressed as a percentage, obtained by dividing (a) the total book value of all Equity Interests in such Joint Venture held by the Parent Guarantor and any of its Subsidiaries by (b) the total book value of all outstanding Equity Interests in such Joint Venture at such time.
     “L/C Cash Collateral Account” means an account of the Borrower to be maintained with the Administrative Agent, in the name of the Administrative Agent and under the sole control and dominion of the Administrative Agent and subject to the terms of this Agreement.
     “L/C Related Documents” has the meaning specified in Section 2.04(c)(ii)(A).
     “L/C Termination Date Exposure” means the Available Amount under any Letter of Credit with an expiration date later than 30 days before the Termination Date.
     “Lender Default” has the meaning specified in Section 9.07(k).
     “Lender Party” means any Lender, the Swing Line Bank or any Issuing Bank.
     “Lenders” means the Initial Lenders, each Acceding Lender that shall become a party hereto pursuant to Section 2.17 and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

     “Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c).
     “Letter of Credit Agreement” has the meaning specified in Section 2.03(a).
     “Letter of Credit Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, and (b) $15,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Letters of Credit” has the meaning specified in Section 2.01(b).
     “Leverage Ratio” means, at any date of determination, the ratio of Total Debt (but excluding, in all cases, any Contingent Obligations associated with the Excluded Recourse Properties) to Total Asset Value as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Fee Letter, (d) each Letter of Credit Agreement, (e) each Guaranty Supplement, (f) the Collateral Documents, (g) each Hazardous Indemnity Agreement, (h) each Manager’s Subordination and (i) each Secured Hedge Agreement, in each case, as amended.
     “Loan Parties” means the Borrower and the Guarantors.
     “Management Agreements” means (a) the Management Agreements set forth on Part III of Schedule 4.01(q) hereto (as amended or supplemented from time to time in accordance with the provisions hereof), and (b) any Management Agreement in respect of a Borrowing Base Asset entered into in compliance with Section 5.01(p).
     “Management Fee Adjustment” means, with respect to any Asset for any fiscal period, the greater of (i) an amount equal to 4.0% of the total revenues generated from the operation of such Asset for such fiscal period and (ii) all actual management fees payable in respect of such Asset during such fiscal period.

     “Manager’s Subordination” means each of the Manager’s Consent and Subordination of Management Agreements, now or hereafter made by an Approved Manager, the Borrower and the Administrative Agent, in substantially the form of Exhibit K hereto, as the same may be modified, amended or ratified.
     “Margin Stock” has the meaning specified in Regulation U.
     “Material Adverse Change” means a material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Loan Document, (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party, (d) the value of the Collateral or (e) the value, use or ability to sell or refinance any Borrowing Base Asset.
     “Material Contract” means each contract to which the Borrower or any of its Subsidiaries is a party involving aggregate consideration payable to or by the Borrower or such Subsidiary in an amount of $5,000,000 or more per annum or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole. Without limitation of the foregoing, the Management Agreements shall be deemed to comprise Material Contracts hereunder.
     “Material Debt” means (a) Recourse Debt of Borrower that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $10,000,000 or more, either individually or in the aggregate or (b) any other Debt of any Loan Party or any Subsidiary of a Loan Party that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of $25,000,000 or more, either individually or in the aggregate; in each case (i) whether or not the primary obligation of the applicable obligor, (ii) whether the subject of one or more separate debt instruments or agreements, and (iii) exclusive of Debt outstanding under this Agreement. For the avoidance of doubt, Material Debt may include Refinancing Debt to the extent comprising Material Debt as defined herein.
     “Material Litigation” has the meaning specified in Section 3.01(f).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage Policies” has the meaning specified in Section 3.01(a)(iii)(B).
     “Mortgages” has the meaning specified in Section 3.01(a)(iii).
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Negative Pledge” means, with respect to any asset, any provision of a document, instrument or agreement (other than a Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person.
     “Net Operating Income” means, with respect to any Borrowing Base Asset for any applicable measurement period, (a) the total rental and other revenue from the operation of such Borrowing Base Asset for such period, minus (b) all expenses and other proper charges incurred in connection with the operation and maintenance of such Borrowing Base Asset for such period (including, without limitation, management fees, repairs, real estate and chattel taxes, bad debt expenses and all rentals payable under leases of real or personal (or mixed) property, in each case, with respect to such Borrowing Base Asset for such period), but before payment or provision for debt service charges, income taxes and depreciation, amortization and other non-cash expenses, all as determined in accordance with GAAP and in each case for consecutive four fiscal quarters of the Parent Guarantor most recently ended.
     “Non-Recourse Debt” means Debt for Borrowed Money with respect to which recourse for payment is limited to (a) any building(s) or parcel(s) of real property and any related assets encumbered by a Lien securing such Debt for Borrowed Money and/or (b) (i) the general credit of the Property-Level Subsidiary that has incurred such Debt for Borrowed Money, and/or the direct Equity Interests therein and/or (ii) the general credit of the immediate parent entity of such Property-Level Subsidiary, provided that such parent entity’s assets consist solely of Equity Interests in such Property-Level Subsidiary, it being understood that the instruments governing such Debt may include customary carve-outs to such limited recourse (any such customary carve-outs or agreements limited to such customary carve-outs, being a “Customary Carve-Out Agreement”) such as, for example, personal recourse to the Parent Guarantor or any Subsidiary of the Parent Guarantor for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental claims, damage to properties, non-payment of taxes or other liens despite the existence of sufficient cash flow, interference with the enforcement of loan documents upon maturity or acceleration, voluntary or involuntary bankruptcy filings, violation of loan document prohibitions against transfer of properties or ownership interests therein and liabilities and other circumstances customarily excluded by lenders from exculpation provisions and/or included in separate indemnification and/or guaranty agreements in non-recourse financings of real estate.

     “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Notice of Issuance” has the meaning specified in Section 2.03(a).
     “Notice of Renewal” has the meaning specified in Section 2.01(b).
     “Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).
     “Notice of Termination” has the meaning specified in Section 2.01(b).
     “NPL” means the National Priorities List under CERCLA.
     “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
     “OECD” means the Organization for Economic Cooperation and Development.
     “OFAC” has the meaning specified in Section 4.01(aa).
     “Other Taxes” has the meaning specified in Section 2.12(b).
     “Parent Guarantor” has the meaning specified in the recital of parties to this Agreement.
     “Participant” has the meaning specified in Section 2.03(c)(i).
     “Patriot Act” has the meaning specified in Section 9.12.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (except as expressly permitted under this definition of “Permitted Liens”):
     (a) Liens for taxes, assessments and governmental charges or levies the payment of which is not, at the time, required by Section 5.01(b);
     (b) statutory Liens of banks and rights of set off and other Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations, in each case, that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate unless, in the case of (i) or (ii) above, such Liens are the subject of a Good Faith Contest;
     (c) pledges or deposits to secure obligations under workers’ compensation or unemployment laws or similar legislation or to secure public or statutory obligations;
     (d) easements, zoning restrictions, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use or value of such property for its present purposes;
     (e) Tenancy Leases;
     (f) Permitted Encumbrances (as defined in each of the Mortgages);
     (g) all Liens and other matters disclosed in the Mortgage Policies and such other title and survey exceptions as the Administrative Agent has approved or may approve in writing in its reasonable discretion;
     (h) Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
     (i) any attachment or judgment Lien not constituting an Event of Default and not with respect to any portion of the Collateral; or
     (j) Liens granted to the Administrative Agent for the benefit of the Lender Parties to secure the Debt under the Loan Documents.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Pledge Agreement” means the Pledge Agreement, made by the pledgors named therein in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit L hereto, as the same may be modified, amended or ratified.
     “Post Petition Interest” has the meaning specified in Section 7.07(b).
     “Potential Assignment Event Date” has the meaning specified in Section 9.01(b).
     “Potential Assignor Lender” has the meaning specified in Section 9.01(b).
     “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
     “Prohibited Person” has the meaning specified in Section 4.01(aa).
     “Property-Level Subsidiary” means any Subsidiary of the Borrower or any Joint Venture that holds a direct fee or leasehold interest in any single building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Non-Recourse Debt financing) or parcel (or group of related parcels, including, without limitation, parcels pooled for purposes of a Non-Recourse Debt financing) of real property and related assets and not in any other building or parcel of real property.
     “Proposed Borrowing Base Asset” has the meaning specified in Section 5.01(k).
     “Proposed Increased Commitment” has the meaning specified in Section 2.17(b).
     “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).
     “Purchasing Lender” has the meaning specified in Section 2.17(e).
     “Qualifying Ground Lease” means a ground lease of Real Property containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options that are subject to terms or conditions not yet agreed upon and specified in such ground lease or an amendment thereto, other than a condition that the lessee not be in default under such ground lease) of 30 years or more from the Closing Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of a leasehold estate demised pursuant to a ground lease.
     “Real Property” means all right, title and interest of the Borrower and each of its Subsidiaries in and to any land and any improvements located thereon, together with all equipment, furniture, materials, supplies, personal property and all other rights and property within the scope of the definition of Mortgaged Property (as defined in the Form of Mortgage attached hereto as Exhibit G) in which such Person has an interest now or hereafter located on or used in connection with such land and improvements, and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by such Person.
     “Recourse Debt” means Debt for which the Borrower or any of its Subsidiaries has personal or recourse liability in whole or in part, exclusive of any such Debt for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements.
     “Reference Bank” means Citibank, N.A.
     “Refinancing Debt” means, with respect to any Debt, any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Debt, provided that (a) the terms of any Refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, (i) do not provide for any Lien on any Borrowing Base Assets, and (ii) are not otherwise prohibited by the Loan Documents and (b) the principal amount of such Debt shall not exceed the original principal amount of the Debt (as such Debt may have been increased from time to time) being extended, refunded or refinanced plus the amount of any applicable premium and expenses.
     “Register” has the meaning specified in Section 9.07(d).
     “Registration Statement” means the Parent Guarantor’s Form S-11 Registration Statement filed with the Securities and Exchange Commission in connection with the IPO, as amended.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Internal Revenue Code.
     “Replacement Lender” has the meaning specified in Section 9.01(b).

     “Required Lenders” means, at any time, Lenders owed or holding greater than 66.67% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to any Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments.
     “Responsible Officer” means, with respect to any Loan Party, any officer of, or any officer of any general partner or managing member of, such Loan Party, which Officer has (a) responsibility for performing the underlying function that is the subject of the action required of such officer hereunder, or (b) supervisory responsibility for such an officer.
     “Restricted Payments” has the meaning specified in Section 5.02(g).
     “Revolving Credit Advance” has the meaning specified in Section 2.01(a).
     “Revolving Credit Commitment” means, (a) with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     “Sale and Leaseback Transaction” shall mean any arrangement with any Person providing for the leasing by the Parent Guarantor or any of its Subsidiaries of any Real Property that has been sold or transferred or is to be sold or transferred by the Parent Guarantor or such Subsidiary, as the case may be, to such Person.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.
     “Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between any Loan Party and any Hedge Bank and that is secured by the Collateral Documents.
     “Secured Obligations” means, collectively, the “Secured Obligations” as defined in the Security Agreement and the “Obligations” as defined in the Mortgages.

     “Secured Parties” means the Agents, the Lender Parties and the Hedge Banks.
     “Secured Recourse Debt Ratio” means, at any date of determination, the ratio, expressed as a percentage, of (a) all Debt for which the Borrower and the Guarantors have personal or recourse liability in whole or in part (exclusive of any such Debt for which such personal or recourse liability is limited to obligations under Customary Carve-Out Agreements), plus, without duplication, Contingent Obligations of the Borrower and the Guarantors, but excluding, in all cases, any such Debt and Contingent Obligations associated with the Excluded Recourse Properties to (b) Total Asset Value, in each case as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c) as the case may be.
     “Securities Act” means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.
     “Security Agreement” has the meaning specified in Section 3.01(a)(ii).
     “Selling Lender” has the meaning specified in Section 2.17(e).
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.
     “Standby Letter of Credit” means any Letter of Credit issued under the Letter of Credit Facility, other than a Trade Letter of Credit.

     “Subordinated Obligations” has the meaning specified in Section 7.07.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Subsidiary Guarantor” has the meaning specified in the recital of parties to this Agreement.
     “Supplemental Collateral Agent” has the meaning specified in Section 8.01(b).
     “Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the IPO, the Formation Transactions and the Initial Extension of Credit.
     “Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Lender pursuant to Section 2.02(b).
     “Swing Line Bank” means Citibank, in its capacity as the Lender of Swing Line Advances, and its successors and permitted assigns in such capacity.
     “Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(c) or the Lenders pursuant to Section 2.02(b).
     “Swing Line Commitment” means, with respect to the Swing Line Bank, the amount of the Swing Line Facility set forth in Section 2.01(c), as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Swing Line Facility” has the meaning specified in Section 2.01(c).
     “Taxes” has the meaning specified in Section 2.12(a).
     “Tenancy Leases” means operating leases, subleases, licenses, occupancy agreements and rights-of-use entered into by the Borrower or any of its Subsidiaries in its capacity as a lessor or a similar capacity in the ordinary course of business that do not materially and adversely affect the use of the Real Property encumbered thereby for its intended purpose (excluding any lease entered into in connection with a Sale and Leaseback Transaction).

     “Termination Date” means the earlier of (a) the third anniversary of the Closing Date, subject to the extension thereof pursuant to Section 2.16 and (b) the date of termination in whole of the Revolving Credit Commitments, the Swing Line Commitment and the Letter of Credit Commitments pursuant to Section 2.05 or 6.01.
     “Test Date” means (a) the last day of each fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered pursuant to Sections 5.03(b) or (c), as the case may be, (b) the date of each Advance or the issuance or renewal of any Letter of Credit, (c) the date of the addition of any Proposed Borrowing Base Asset to the Collateral pursuant to Section 5.01(k), (d) the effective date of any merger permitted under Section 5.02(d), (e) the effective date of any Transfer permitted under Section 5.02(e)(ii)(C), (f) with respect to an extension of the Maturity Date pursuant to Section 2.16, the date of delivery of financial statements of the Borrower thereunder, and (g) the date of the release of Liens with respect to any Borrowing Base Asset.
     “Total Asset Value” means, at any date of determination, the sum of the Asset Values for all Assets at such date plus unrestricted Cash and Cash Equivalents.
     “Total Borrowing Base Value” means, at any date of determination, the sum of the Borrowing Base Values of all Borrowing Base Assets.
     “Total Debt” means, at any date of determination, all Debt of the Parent Guarantor and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Guarantor for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be.
     “Trade Letter of Credit” means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of inventory to the Borrower or any of its Subsidiaries to effect payment for such inventory.
     “Transfer” has the meaning specified in Section 5.02(e)(i).
     “Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.
     “Unused Fee” has the meaning specified in Section 2.08(a).
     “Unused Revolving Credit Commitment” means, with respect to any Lender at any date of determination, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(c) and outstanding at such time.

     “Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or the election or appointment of persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability under applicable law.
     “Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT
          SECTION 2.01. The Advances and the Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Revolving Credit Advances made simultaneously by the Lenders ratably according to their Revolving Credit Commitments. Within the limits of each Lender’s Unused Revolving Credit Commitment in effect from time to time and prior to the Termination Date, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(a).
          (b) Letters of Credit. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit (the “Letters of Credit”), for the account of the Borrower from time to time on any Business Day during the period from the date hereof until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by such

Issuing Bank not to exceed such Issuing Bank’s Letter of Credit Commitment at such time, and (iii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 30 days before the Termination Date (provided such Letter of Credit may have an expiration date after the date that is 30 days before the Termination Date, but not after the Termination Date, so long as such Letter of Credit obligates the Borrower to Cash Collateralize such Letter of Credit in accordance with Section 2.03(e)) and (A) in the case of a Standby Letter of Credit one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank that issued such Standby Letter of Credit and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a “Notice of Termination”) and (B) in the case of a Trade Letter of Credit, 180 days after the date of issuance thereof; provided, however, that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date later than 30 days before the Termination Date (provided such Letter of Credit may have an expiration date after the date that is 30 days before the Termination Date, but not after the Termination Date, so long as such Letter of Credit obligates the Borrower to Cash Collateralize such Letter of Credit in accordance with Section 2.03(e)). If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b).
          (c) Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank agrees to make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $10,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit Commitments of the Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $250,000 or an integral multiple of $250,000 in excess thereof and shall be made as a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrower may borrow under this Section 2.01(c), repay pursuant to Section 2.04(b) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).
          SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03, each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or not later than 12:00 Noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances and 1:00 P.M. (New York City time) on the date of such Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or any Issuing Bank, as the case may be, and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank or such Issuing Bank, as the case may be, and such other Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.
          (b) Each Swing Line Borrowing shall be made on notice, given not later than 12:00 Noon (New York City time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing or by telecopier or e-mail, in each case in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the earlier of (A) the fifteenth day after the requested date of such Borrowing and (B) the Termination Date). The Swing Line Bank shall, before 1:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the

Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account. Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Pro Rata Share of such outstanding Swing Line Advance as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that notice of such demand is given not later than 12:00 Noon (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.
          (c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07(d)(ii), 2.09 or 2.10 and (ii) there may not be more than six separate Interest Periods in effect hereunder at any time.
          (d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (e) Unless the Administrative Agent shall have received notice from a Lender prior to (x) the date of any Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 Noon (New York City time) on the date of any Borrowing consisting of Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.
          (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 12:00 Noon (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to any Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof by telex, telecopier or e mail or by means of the Approved Electronic Platform. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, telex, telecopier or e-mail, in each case specifying therein the requested (i) date of such issuance (which shall be a Business Day), (ii) Available Amount of such Letter of Credit, (iii) expiration date of such Letter of Credit, (iv) name and address of the beneficiary of such Letter of Credit and (v) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

          (b) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to each Lender and the Borrower on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (ii) to the Administrative Agent and each Lender and the Borrower on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.
          (c) Letter of Credit Participations; Drawing and Reimbursement. (i) Immediately upon the issuance by the Issuing Bank of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender (in its capacity under this Section 2.03(c), a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit, to the extent of such Participant’s Pro Rata Share of the Available Amount of such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Credit Commitments or the Lenders’ respective Pro Rata Shares pursuant to Section 9.07, it is hereby agreed that, with respect to all outstanding Letters of Credit and unpaid drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.03(c) to reflect the new Pro Rata Shares of the assignor and assignee Lenders, as the case may be.
     (ii) In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation with respect to the other Revolving Credit Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for the Issuing Bank any resulting liability to the Borrower, any other Loan Party, any Revolving Credit Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable judgment).
     (iii) The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. In the event that the Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.04(c), the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Participant’s Pro Rata Share of such unreimbursed payment in U.S. dollars and in same day funds. Upon such notification by the Administrative Agent to any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of the Issuing Bank its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If such Lender shall pay to the Administrative Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.
     (iv) Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (iii) above, the Issuing Bank shall pay to the Administrative Agent for the account of each such Participant that has paid its Pro Rata Share thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
          (d) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.
          (e) Cash Collateral.
     (i) If the expiration date of any Letter of Credit would be later than 30 days before the Termination Date, then, any such Letter of Credit shall expressly provide, as a condition to the Issuing Bank’s issuance of such Letter of Credit, that Borrower shall be required, commencing on the date that is 30 days before the Termination Date and at all times thereafter, to Cash Collateralize such Letter of Credit by delivering to Administrative Agent Cash Collateral in an amount sufficient to cover all L/C Termination Date Exposure. Borrower shall comply with the terms and conditions of any such Letter of Credit requiring Cash Collateralization.
     (ii) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the Issuing

Bank, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.03(e). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable L/C Termination Date Exposure and other obligations secured thereby, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
     (iii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.03(e) in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Available Amount of such Letters of Credit and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
     (iv) Cash Collateral (or the appropriate portion thereof) provided to reduce L/C Termination Date Exposure or other obligations shall be released promptly following (i) the elimination of the applicable L/C Termination Date Exposure or other obligations giving rise thereto or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated L/C Termination Date Exposure or other obligations.
          SECTION 2.04. Repayment of Advances. (a) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.
          (b) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of (i) the Swing Line Bank and (ii) each other Lender that has made a Swing Line Advance by purchase from the Swing Line Bank pursuant to Section 2.02(b), the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the fifteenth day after the requested date of such Swing Line Borrowing) and the Termination Date.
          (c) Letter of Credit Advances. (i) The Borrower shall repay to the Administrative Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance on the same day on which such Advance was made the outstanding principal amount of each Letter of Credit Advance made by each of them.
     (ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (and the obligations of each Lender to reimburse the Issuing Bank with respect thereto)

shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:
     (A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
     (B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
     (C) the existence of any claim, set off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
     (D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
     (F) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or
     (G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.
          SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Swing Line Facility, the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $1,000,000 (or, in the case of the Swing Line Facility, $250,000) or an integral multiple of $250,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments with respect to such Facility.

          (b) Mandatory. (i) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.
     (ii) The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.
          SECTION 2.06. Prepayments. (a) Optional. The Borrower may, upon same day notice in the case of Base Rate Advances and two Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $250,000 in excess thereof or, if less, the amount of the Advances outstanding and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).
          (b) Mandatory. (i) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Swing Line Advances and the Letter of Credit Advances and, to the extent all Advances have been prepaid, make a deposit in the L/C Cash Collateral Account in an amount sufficient to cause (A) the Facility Exposure not to exceed the lesser of the Revolving Credit Facility and the Total Borrowing Base Value on such Business Day, (B) the Leverage Ratio not to exceed the applicable maximum Leverage Ratio set forth in Section 5.04(a)(i) on such Business Day, and (C) the Facility Exposure not to exceed the Total Borrowing Base Value as set forth in Section 5.04(b)(i) on such Business Day.
     (ii) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day. To the extent the funds on deposit in the L/C Cash Collateral Account shall at any time exceed the total amount required to be deposited therein pursuant to the terms of this Agreement, the Administrative Agent shall, promptly upon request by the Borrower and provided that no Default or Event of Default shall then have occurred or be continuing or would result therefrom, return such excess amount to the Borrower.
     (iii) Prepayments of the Revolving Credit Facility made pursuant to clause (i) above shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable.
     (iv) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.
          SECTION 2.07. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in respect of Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in respect of Eurodollar Rate Advances in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.
          (c) Notice of Interest Period and Interest Rate. Each continuation of a Eurodollar Rate Advance shall be made upon the Borrower’s irrevocable notice received by the

Administrative Agent, which may be given by telephone, including a specification of the duration of the Interest Period with respect thereto. Each such notice must be received by the Administrative Agent not later than 12:00 Noon (New York City time) three Business Days prior to the first day of the subsequent Interest Period for the continuation of such Eurodollar Rate Advance. Each telephonic notice by the Borrower pursuant to this Section 2.07(c) must be confirmed promptly by delivery to the Administrative Agent of a written notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09, a notice of continuation of a Eurodollar Rate Advance pursuant to this subsection (c) or a notice of selection of an Interest Period pursuant to the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above, and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under clause (a)(ii) above.
          (d) Interest Rate Determination. (i) The Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate. If the Reference Bank shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information obtained by the Administrative Agent in its sole reasonable discretion.
     (ii) If the Reuters Screen LIBOR01 Page (or a successor page) is unavailable and the Administrative Agent is unable to determine the Eurodollar Rate for any Eurodollar Rate Advances,
     (A) the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,
     (B) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
     (C) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          SECTION 2.08. Fees. (a) Unused Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee (the “Unused Fee”), from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance or the Accession Agreement, as the case may be, pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2010, and on the Termination Date. The Unused Fee payable for the account of each Lender shall be calculated for each period for which the Unused Fee is payable on the average daily Unused Revolving Credit Commitment of such Lender during such period at the rate of 0.40% per annum.
          (b) Letter of Credit Fees, Etc. (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commission, payable in arrears, (a) quarterly on the last day of each March, June, September and December commencing September 30, 2010, (b) on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit, and (c) on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time for the applicable period at the rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time.
     (ii) The Borrower shall pay to each Issuing Bank, for its own account, (A) a fronting fee for each Letter of Credit issued by such Issuing Bank in an amount equal to 0.125% of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and (B) such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.
          (c) Other Fees. The Borrower shall pay to each of Agent and Arranger for its own account the fees, in the amounts and on the dates, set forth in the Fee Letter and such other fees as may from time to time be agreed between the Borrower and Agent or Arranger.
          (d) Extension Fee. The Borrower shall pay to the Administrative Agent on the Extension Date, for the account of each Lender, a Facility extension fee, in an amount equal to 0.50% of each Lender’s Revolving Credit Commitment then outstanding.
          SECTION 2.09. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

          (b) Mandatory. (a) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances.
     (i) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.
     (ii) Upon the occurrence and during the continuance of any Event of Default, (y) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (z) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
          SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (y) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (z) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.
          (c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.
          (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
          SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.13), not later than 12:00 Noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent shall promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other

Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Acceding Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.17 and upon the Administrative Agent’s receipt of such Lender’s Accession Agreement and recording of information contained therein in the Register, from and after the applicable Increase Date, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to such Acceding Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) The Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender Party any amount so due.
          (c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.
          (f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:
     (i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;
     (ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Banks (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Banks on such date;
     (iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 9.04, Section 21 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;
     (iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;
     (v) fifth, to the payment of all of the fees that are due and payable to the Lenders under Section 2.08(a), (b)(i) and (e) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;
     (vi) sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;
     (vii) seventh, to the payment of all of the accrued and unpaid interest on the Advances that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;
     (viii) eighth, to the payment of any other accrued and unpaid interest comprising Obligations that is due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Administrative Agent and the Lender Parties on such date;
     (ix) ninth, to the payment of the principal amount of all of the outstanding Advances that are due and payable to the Administrative Agent and the Lender Parties on such date, ratably based upon the respective aggregate amounts of all such principal and reimbursement obligations owing to the Administrative Agent and the Lender Parties on such date, and to deposit into the L/C Cash Collateral Account any contingent reimbursement obligations in respect of outstanding Letters of Credit to the extent required by Section 6.02; and
     (x) tenth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.
          SECTION 2.12. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, and unless such requirement arises from the failure of a Lender to furnish the documentation described in Section 2.12(e), (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and any Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable by the Loan Parties under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such receipt is issued therefor, or other evidence of payment thereof reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8EC1, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document. If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8EC1, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. Upon the request of the Borrower, any Lender that is a United States person and is not an exempt recipient for U.S. backup withholding purposes shall deliver to the Borrower two copies of Internal Revenue Service form W-9 (or any successor form).
          (f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form or other document originally was required to be provided or if such form or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.
          (g) Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.
          (h) In the event that an additional payment is made under Section 2.12(a) or (c) for the account of any Lender Party and such Lender Party, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender Party shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the applicable Loan Party such amount as such Lender Party shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender Party (after such payment) in no worse position than it would have been in if the applicable Loan Party had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Lender Party to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party to claim any tax credit or to disclose any information relating to its affairs or any computations in respect thereof, and no Loan Party shall be entitled to review the tax records of any Lender Party or the Administrative Agent, or require any Lender Party to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.
          SECTION 2.13. Sharing of Payments, Etc. Subject to the provisions of Section 2.11(f), if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered. The Borrower agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.
          SECTION 2.14. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds and Letters of Credit) solely for (i) general corporate purposes of the Borrower and its Subsidiaries, (ii) the development of new, and the renovation and expansion of existing, Campus Housing Assets and the acquisition of such other assets and the making of such other Investments as are permitted by this Agreement, (iii) the acquisition of land and/or improvements for the sole purpose of converting such properties into Campus Housing Assets, (iv) the repayment in full (or refinancing) of existing mortgage loans affecting Borrowing Base Assets, (v) the payment of fees and expenses related to the Facilities and the other transactions contemplated by the Loan Documents and (vi) the payment of fees and expenses related to the IPO and the Formation Transactions.
          SECTION 2.15. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder. To the extent no Note has been issued to a Lender Party, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Advances and extensions of credit hereunder.
          (b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.
          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
          SECTION 2.16. Extension of Termination Date. At least 30 days but not more than 60 days prior to the Termination Date, the Borrower, by written notice to the Administrative Agent, may request, with respect to the Commitments then outstanding, a single one-year extension of the Termination Date. The Administrative Agent shall promptly notify each Lender of such request and the Termination Date in effect at such time shall, effective as at the Termination Date (the “Extension Date”), be extended for an additional one year period, provided that (i) the Administrative Agent shall have received not later than 30 days prior to the

Termination Date a new Appraisal of each Borrowing Base Asset, (ii) the Borrower shall have paid the Extension Fees as described in Section 2.08(d) and (iii) on the Extension Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender Party a certificate signed by a Responsible Officer of the Borrower, dated the Extension Date, stating that: (a) the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the Extension Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date), and (b) no Default or Event of Default has occurred and is continuing or would result from such extension. In the event that an extension is effected pursuant to this Section 2.16 (but subject to the provisions of Sections 2.05, 2.06 and 6.01), the aggregate principal amount of all Advances shall be repaid in full ratably to the Lenders on the Termination Date as so extended. As of the Extension Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Termination Date” shall refer to the Termination Date as so extended.
          SECTION 2.17. Increase in the Aggregate Commitments. (a) The Borrower may, at any time (but no more than twice in any consecutive 12-month period), by written notice to the Administrative Agent, request an increase in the aggregate amount of the Revolving Credit Commitments by not less than $5,000,000 (each such proposed increase, a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of the Commitments at any time exceed $200,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.
          (b) The Administrative Agent shall promptly notify the Lenders of each request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment (the “Proposed Increased Commitment”). If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated to each Lender willing to participate therein in an amount equal to the Commitment Increase multiplied by the ratio of each Lender’s Proposed Increased Commitment to the aggregate amount of Proposed Increased Commitments.
          (c) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of not less than $10,000,000.
          (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.17(c) (an “Acceding Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by the amount of its Proposed Increased Commitment (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.17(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received at or before 12:00 Noon (New York City time) on such Increase Date the following, each dated such date:
     (i) an accession agreement from each Acceding Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each, an “Accession Agreement”), duly executed by such Acceding Lender, the Administrative Agent and the Borrower;
     (ii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent, together with an amended Schedule I hereto as may be necessary for such Schedule I to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower; and
     (iii) such certificates or other information as may be required pursuant to Section 3.02.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.17(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Acceding Lender) and the Borrower, at or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Acceding Lender on such date.
          (e) On the Increase Date, to the extent the Advances then outstanding and owed to any Lender immediately prior to the effectiveness of the Commitment Increase shall be less than such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Increase) of all Advances then outstanding and owed to all Lenders (each such Lender, including any Acceding Lender, a “Purchasing Lender”), then such Purchasing Lender, without executing an Assignment and Acceptance, shall be deemed to have purchased an assignment of a pro rata portion of the Advances then outstanding and owed to each Lender that is not a Purchasing Lender (a “Selling Lender”) in an amount sufficient such that following the effectiveness of all such assignments the Advances outstanding and owed to each Lender shall equal such Lender’s Pro Rata Share (calculated immediately following the effectiveness of the Commitment Increase on the Increase Date) of all Advances then outstanding and owed to all Lenders. The Administrative Agent shall calculate the net amount to be paid by each Purchasing Lender and received by each Selling Lender in connection with the assignments effected hereunder on the Increase Date. Each Purchasing Lender shall make the amount of its required payment available to the Administrative Agent, in same day funds, at the office of the Administrative Agent not later than 12:00 P.M. (New York time) on the Increase Date. The Administrative Agent shall distribute on the Increase Date the proceeds of such amount to each of the Selling Lenders entitled to receive such payments at its Applicable Lending Office. If in connection with the transactions described in this Section 2.17 any Lender shall incur any losses, costs or expenses of the type described in Section 9.04(c), then the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for such losses, costs or expenses incurred in connection therewith.
ARTICLE III
CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT
          SECTION 3.01. Conditions Precedent to the Effectiveness of this Agreement. The obligation of the Administrative Agent and each Lender Party to execute and deliver this Agreement and the effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent before or concurrently with the Closing Date:
     (a) The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes, as to which one original of each shall be sufficient) in sufficient copies for each Lender Party:
     (i) A Note duly executed by the Borrower and payable to the order of each Lender.
     (ii) A security agreement in substantially the form of Exhibit F hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 5.01(j), in each case as amended, the “Security Agreement”), duly executed by each Loan Party that owns Borrowing Base Assets, together with:
     (A) copies of proper financing statements, to be duly filed under the Uniform Commercial Code of all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents, covering the Collateral described therein,
     (B) completed requests for information dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches with respect to each applicable Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions referred to in clause (A) above and in such other jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such financing statements,

     (C) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Collateral Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby,
     (D) certified copies of the Assigned Agreements referred to in the Security Agreement (which shall include, without limitation, the Management Agreement and all amendments thereto with respect to each Borrowing Base Asset), together with a consent to such assignment, in substantially the form of Exhibit C to the Security Agreement or otherwise in form and substance satisfactory to the Administrative Agent, duly executed by each party to such Assigned Agreements other than the Loan Parties;
     (E) a Manager’s Subordination executed and delivered by the manager of each Borrowing Base Asset,
     (F) a Hazardous Indemnity Agreement,
     (G) a Pledge Agreement, together with certificated Equity Interests in each Subsidiary that owns or leases a Borrowing Base Asset and stock powers and membership interest powers (as the case may be) with respect thereto executed in blank, all in form and substance acceptable to the Administrative Agent, and
     (H) evidence that all other action that the Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC termination statements and landlords’ and bailees’ waiver and consent agreements).
     (iii) Deeds of trust, trust deeds and mortgages in substantially the form of Exhibit G hereto (together with each other deed of trust, trust deed and mortgage delivered pursuant to Section 5.01(j), in each case as amended, the “Mortgages”) and assignments of leases and rents in substantially the form of Exhibit H hereto (together with each other assignment of leases and rents delivered pursuant to Section 5.01(j), in each case as amended, the “Assignments of Leases”) (in each case with such changes as may be required to account for local law matters and otherwise satisfactory in form and substance to the Collateral Agent) covering all Borrowing Base Assets, duly executed by the appropriate Loan Party, together with:
     (A) evidence that counterparts of the Mortgages and Assignments of Leases have been duly executed, acknowledged and delivered on or before the day of the Initial Extension of Credit and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the collateral described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties and are in form suitable for filing with all applicable governmental authorities,
     (B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (including zoning endorsements where available at reasonable cost) and in amount acceptable to the Collateral Agent, issued, and coinsured and reinsured (if required), by title insurers acceptable to the Collateral Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens), and such coinsurance and direct access reinsurance (if required), as the Collateral Agent may deem necessary or desirable,
     (C) American Land Title Association/American Congress on Surveying and Mapping form surveys for which all necessary fees have been paid, dated no more than 45 days before the date of their delivery to the Collateral Agent, certified to the Administrative Agent, the Collateral Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Collateral Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Collateral Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Collateral Agent,
     (D) engineering, soils, seismic, environmental and other similar reports as to the Borrowing Base Assets as may be reasonably required by the Collateral Agent, in form and substance and from professional firms acceptable to the Administrative Agent, together with a letter from each preparer thereof entitling the Administrative Agent and its successors and assigns to rely upon such reports,
     (E) estoppel and consent agreements, in form and substance satisfactory to the Administrative Agent, executed by each of the lessors of any Borrowing Base Assets subject to a Qualifying Ground Lease, along with (1) a memorandum of lease in recordable form (if not previously recorded) with respect to such leasehold interest, executed and acknowledged by the owner of the affected Borrowing Base Asset, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent,
     (F) an Appraisal of each Borrowing Base Asset described in the Mortgages,
     (G) copies of all material licenses, permits and approvals for each Borrowing Base Asset, including, without limitation, a certificate of occupancy,
     (H) a zoning report for each Borrowing Base Asset issued by Planning and Zoning Resources Corp. or another professional firm acceptable to the Administrative Agent, together with a letter from each preparer thereof entitling the Administrative Agent and its successors and assigns to rely upon such reports,
     (I) certified copies of each Management Agreement, and all amendments thereto, entered into with respect to each of the Borrowing Base Assets,
     (J) certified copies of all Material Contracts relating to each of the Borrowing Base Assets,
     (K) copies of all Liens on each of the Borrowing Base Assets, including, without limitation, any reciprocal easement agreements, easements and other items of record,
     (L) if requested by the Administrative Agent, estoppel certificates from the counterparties to any reciprocal easement agreements affecting any Borrowing Base Asset,
     (M) estoppel certificates and subordination, non-disturbance and attornment agreements from retail tenants at each of the Borrowing Base Assets where the annual rent under the applicable Tenancy Lease exceeds $30,000 per annum,

     (N) a flood zone determination of each Borrowing Base Asset, and
     (O) such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable and evidence that all other action that the Collateral Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.
     (iv) This Agreement, duly executed by the Loan Parties and the other parties thereto.
     (v) Certified copies of the resolutions of the Board of Directors of the Parent Guarantor on its behalf and on behalf of each Loan Party for which it is the ultimate signatory approving the transactions contemplated by the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the transactions under the Loan Documents and each Loan Document to which it or such Loan Party is or is to be a party.
     (vi) A copy of a certificate of the Secretary of State (or equivalent authority) of the jurisdiction of incorporation, organization or formation of each Loan Party and of each general partner, manager or managing member (if any) of each Loan Party, dated reasonably near the Closing Date, certifying, if and to the extent such certification is generally available for entities of the type of such Loan Party, (A) as to a true and correct copy of the charter, certificate of limited partnership, limited liability company agreement or other organizational document of such Loan Party, general partner, manager or managing member, as the case may be, and each amendment thereto on file in such Secretary’s office, (B) that (1) such amendments are the only amendments to the charter, certificate of limited partnership, limited liability company agreement or other organizational document, as applicable, of such Loan Party, general partner, manager or managing member, as the case may be, on file in such Secretary’s office, (2) such Loan Party, general partner, manager or managing member, as the case may be, has paid all franchise taxes to the date of such certificate and (C) such Loan Party, general partner, manager or managing member, as the case may be, is duly incorporated, organized or formed and in good standing or presently subsisting under the laws of the jurisdiction of its incorporation, organization or formation.
     (vii) A copy of a certificate of the Secretary of State (or equivalent authority) of each jurisdiction in which any Loan Party or any general partner, manager or managing member of a Loan Party owns or leases property or in which the conduct of its business requires it to qualify or be licensed as a foreign corporation except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect, dated reasonably near (but prior to) the Closing Date, stating, with respect to each such Loan Party, general partner, manager or managing member, that such Loan Party, general partner, manager or managing member, as the case may be, is duly qualified and in good standing as a foreign corporation, limited partnership or limited liability company in such State and has filed all annual reports required to be filed to the date of such certificate.
     (viii) A certificate of each Loan Party and of each general partner, manager or managing member (if any) of each Loan Party, signed on behalf of such Loan Party, general partner, manager or managing member, as applicable, by its President or a Vice President and its Secretary or any Assistant Secretary (or those of its general partner or managing member, if applicable), dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the constitutive documents of such Loan Party, general partner, manager or managing member, as applicable, since the date of the certificate referred to in Section 3.01(a)(vi), (B) a true and correct copy of the bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner, manager or managing member, as applicable, as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the Closing Date, (C) the due incorporation, organization or formation and good standing or valid existence of such Loan Party, general partner, manager or managing member, as applicable, as a corporation, limited liability company or partnership organized under the laws of the jurisdiction of its incorporation, organization or formation and the absence of any proceeding for the dissolution or liquidation of such Loan Party, general partner, manager or managing member, as applicable, (D) the truth of the representations and warranties contained in the Loan Documents and (E) the absence of any event occurring and continuing, or resulting from the closing hereunder or the Advance made on the Closing Date, that constitutes a Default.
     (ix) A certificate of the Secretary or an Assistant Secretary of each Loan Party (or Responsible Officer of the general partner, manager or managing member of any Loan Party) and of each general partner, manager or managing member (if any) of each Loan Party certifying the names and true signatures of the officers of such Loan Party, or of the general partner, manager or managing member of such Loan Party, authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.
     (x) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, historical operating statements (if any), audited annual financial statements for the year ending December 31, 2009, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender Parties’ due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the Closing Date) and financial projections for the Parent Guarantor’s consolidated operations.
     (xi) Evidence of insurance (which may consist of binders or certificates of insurance) naming the Administrative Agent as loss payee and/or additional insured, as applicable, with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lender Parties, including, without limitation, the insurance required by the terms of the Security Agreement and the Mortgages.
     (xii) An opinion of Greenberg Traurig LLP, New York counsel for the Loan Parties, with respect to the matters (and in substantially the form) set forth in Exhibit E-1 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.
     (xiii) An opinion of Bradley Arant Boult Cummings LLP, Delaware counsel for the Loan Parties, with respect to the matters (and in substantially the form) set forth in Exhibit E-2 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.
     (xiv) An opinion of Saul Ewing LLP, Maryland counsel for the Loan Parties, with respect to the matters (and in substantially the form) set forth in Exhibit E-3 hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.
     (xv) An opinion of local counsel for the Loan Parties (A) in the states in which the Borrowing Base Assets are located, in substantially the form of Exhibit E-4 hereto, and (B) in the states in which the Loan Parties are organized or formed, in substantially the form of Exhibit E-4 hereto, in each case covering such other matters as any Lender Party through the Administrative Agent may reasonably request.
     (xvi) An opinion of Sidley Austin llp, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.
     (xvii) A Notice of Borrowing or Notice of Issuance, as applicable, relating to the Initial Extension of Credit.
     (xviii) A certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, stating that after giving effect to the Initial Extension of Credit and the Formation Transactions, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04 on a proforma basis as of the most recent fiscal quarter end, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants.
     (b) The Lender Parties shall be satisfied with the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including the terms and conditions of the charter and bylaws, operating agreement, partnership agreement or other governing document of each of them.
     (c) The Lender Parties shall be satisfied that all Existing Debt, other than Surviving Debt, has been (or will be at the time of the Initial Extension of Credit) prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all Surviving Debt shall be on terms and conditions satisfactory to the Lender Parties.
     (d) (i) The Administrative Agent shall have determined that the Formation Transactions and the IPO shall have been, substantially concurrently with the execution of this Agreement, consummated in accordance with the Registration Statement, (ii) the Parent Guarantor shall have received gross cash proceeds from the IPO in an amount not less than $300,000,000, and (iii) the common shares of the Parent Guarantor shall have been listed on the New York Stock Exchange.
     (e) Before and after giving effect to the transactions contemplated by the Loan Documents, there shall have occurred no material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Loan Parties or any of the Borrowing Base Assets included in the Collateral on the Closing Date since December 31, 2009.
     (f) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Material Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Material Litigation from that described on Schedule 4.01(f) hereto.
     (g) All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents.
     (h) The Borrower shall have entered into the Hedge Agreements required under Section 5.01(o) to the extent any are required by such Section, and shall have provided satisfactory evidence of the same to the Administrative Agent.

     (i) The Borrower shall have paid all accrued fees of the Agents and the Lender Parties required under this Agreement and all reasonable, out-of-pocket expenses of the Agents (including the reasonable fees and expenses of counsel to the Administrative Agent).
          SECTION 3.02. Conditions Precedent to Each Borrowing, Issuance, Renewal, Extension and Increase. The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit, the extension of Commitments pursuant to Section 2.16 and the right of the Borrower to request a Swing Line Borrowing or a Commitment Increase shall be subject to the satisfaction of the conditions set forth in Section 3.01 (to the extent not previously satisfied pursuant to that Section) and such further conditions precedent that on the date of such Borrowing, issuance, renewal, extension or increase (a) the following statements shall be true and the Administrative Agent shall have received for the account of such Lender, the Swing Line Bank or such Issuing Bank (w) a Notice of Borrowing or Notice of Issuance, as applicable, and a Borrowing Base Certificate, in each case dated the date of such Borrowing, issuance, renewal, extension or increase and, in the case of the Borrowing Base Certificate, demonstrating that the Facility Exposure that will be outstanding after giving effect to such Advance, issuance or renewal, respectively, will not exceed the lesser of (i) the Total Borrowing Base Value as of such date and (ii) the amount that would have a Borrowing Base Debt Service Coverage Ratio of not less than 1.50:1.00 (in each case calculated on a pro forma basis after giving effect to such Borrowing or issuance), (x) all Collateral Deliverables and all items described in the definition of “BBA Proposal Package” herein (to the extent not previously delivered with respect to each Borrowing Base Asset pursuant to Section 5.01(k) or this Section 3.02), (y) in the case of an addition of any Person as an Additional Guarantor, all Guarantor Deliverables (to the extent not previously delivered pursuant to Section 5.01(k) or this Section 3.02), and (z) a certificate signed by a Responsible Officer of the Borrower, dated the date of such Borrowing, issuance, renewal, extension or increase, stating that:
     (i) the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date), before and after giving effect to (A) such Borrowing, issuance, renewal, extension or increase, and (B) in the case of any Borrowing or issuance or renewal, the application of the proceeds therefrom, as though made on and as of such date;
     (ii) no Default or Event of Default has occurred and is continuing, or would result from (A) such Borrowing, issuance, renewal, extension or increase or (B) in the case of any Borrowing or issuance or renewal, from the application of the proceeds therefrom; and
     (iii) for each Revolving Credit Advance, or Swing Line Advance made by the Swing Line Bank or issuance or renewal of any Letter of Credit, (A) the Facility

Exposure that will be outstanding after giving effect to such Advance, issuance or renewal, respectively, will not exceed the lesser of (i) the Total Borrowing Base Value as of such date and (ii) the amount that would have a Borrowing Base Debt Service Coverage Ratio of not less than 1.50:1.00 and (B) before and after giving effect to such Advance, issuance or renewal, the Parent Guarantor shall be in compliance with the covenants contained in Section 5.04, together with supporting information in form satisfactory to the Administrative Agent showing the computations used in determining compliance with such covenants;
and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender Party through the Administrative Agent may reasonably request.
          SECTION 3.03. Determinations Under Section 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Initial Extension of Credit, Borrowing, issuance, renewal, extension or increase, as applicable, specifying its objection thereto and, if the requested action consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:
     (a) Organization and Powers; Qualifications and Good Standing. Each Loan Party and each of its Subsidiaries and each general partner, manager or managing member, if any, of each Loan Party (i) is a corporation, limited liability company or partnership duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. The Parent Guarantor directly or indirectly owns all of the general partnership interests in the Borrower. All Equity Interests in the Borrower that are directly or indirectly owned by the Parent Guarantor are owned free and clear of all Liens. The Parent Guarantor is organized in conformity with the requirements for qualification as a REIT under the

Internal Revenue Code, and its proposed method of operation enables it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code.
     (b) Subsidiaries. Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, organization or formation, the number of shares (or the equivalent thereof) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares (or the equivalent thereof) covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries has been validly issued, are fully paid and non-assessable and to the extent owned by such Loan Party or one or more of its Subsidiaries, are owned by such Loan Party or Subsidiaries free and clear of all Liens (except as created by the Loan Documents).
     (c) Due Authorization; No Conflict. The execution and delivery by each Loan Party and each general partner, manager or managing member (if any) of each Loan Party of each Loan Document to which it is or is to be a party, and the performance of its obligations thereunder, and the consummation of the IPO, the Formation Transactions and the other transactions contemplated by the Loan Documents, are within the corporate, limited liability company or partnership powers of such Loan Party, general partner, manager or managing member, have been duly authorized by all necessary corporate, limited liability company or partnership action, and do not (i) contravene the charter or bylaws, operating agreement, partnership agreement or other governing document of such Loan Party, general partner, manager or managing member, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment (except for payments that will be made at the time of consummation of the IPO and the Formation Transactions) to be made under, any Material Contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, or any general partner, manager or managing member of any Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to result in a Material Adverse Effect.
     (d) Authorizations and Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party or any general partner, manager or managing member of any Loan Party of any Loan Document to which it is or is to be a party or for the consummation of the IPO, the Formation Transactions or the other transactions contemplated by the Loan Documents, (ii) the grant by any Loan Party (or the general partner or managing member of such Loan Party) of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent, the Collateral Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except, in each case, for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.
     (e) Binding Obligation. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party and general partner, manager or managing member (if any) of each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party and general partner, manager or managing member (if any) of each Loan Party party thereto, enforceable against such Loan Party, general partner, manager or managing member, as the case may be, in accordance with its terms.
     (f) Litigation. There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries or any general partner, manager or managing member (if any) of any Loan Party, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to result in a Material Adverse Effect (other than the Material Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the IPO, the Formation Transactions or the other transactions contemplated by the Loan Documents, and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries or any general partner, manager or managing member (if any) of any Loan Party, of the Material Litigation from that described on Schedule 4.01(f) hereto.
     (g) Financial Condition. The Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of December 31, 2009 and the related Consolidated statements of income and Consolidated statements of cash flows of the Parent Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by unqualified opinions of KPMG LLP, independent public accountants and the Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as at June 30, 2010, and the related Consolidated statements of income and Consolidated statements of cash flows of the Parent Guarantor and its Subsidiaries for the six (6) months then ended, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of such balance sheets as at June 30, 2010, and such statements of income and cash flows for the six (6) months then ended, to year end audit adjustments, the Consolidated financial condition of the Parent Guarantor and its Subsidiaries as at such dates and the Consolidated results of operations of the Parent Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis. Since December 31, 2009, there has been

(i) with respect to the period prior to the Closing Date, no material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Parent Guarantor and its Subsidiaries or any of the Borrowing Base Assets included in the Collateral on the Closing Date, and (ii) with respect to any period after the Closing Date, no Material Adverse Change.
     (h) Forecasts. The Consolidated forecasted balance sheets, statements of income and statements of cash flows of the Parent Guarantor and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(x) and 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Parent Guarantor’s best estimate of its future financial performance.
     (i) Full Disclosure. No information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. The Loan Parties have disclosed to the Administrative Agent, in writing, any and all existing facts known to the Loan Parties that have or may have (to the extent any of the Loan Parties can now reasonably foresee) a Material Adverse Effect.
     (j) Margin Regulations. No Loan Party owns any Margin Stock or is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
     (k) Certain Governmental Regulations. Neither any Loan Party nor any of its Subsidiaries nor any general partner, manager or managing member of any Loan Party, as applicable, is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Without limiting the generality of the foregoing, each Loan Party and each of its Subsidiaries and each general partner, manager or managing member of any Loan Party, as applicable: (i) is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (ii) is not engaged in, does not propose to engage in and does not hold itself out as being engaged in the business of (A) investing, reinvesting, owning, holding or trading in securities or (B) issuing face-amount certificates of the installment type; (iii) does not own or propose to acquire investment securities (as defined in the Investment Company Act of 1940, as amended) having a value exceeding forty percent (40%) of the value of such company’s total assets (exclusive of government securities and cash items) on an unconsolidated basis; (iv) has not in the past been engaged in the business of issuing face-amount certificates of the installment type; and (v) does not have any outstanding face-amount certificates of the installment type. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
     (l) Materially Adverse Agreements. Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, partnership, membership or other governing restriction that could reasonably be expected to result in a Material Adverse Effect.
     (m) Perfection and Priority of Security Interests. All filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (subject only to the Permitted Liens), securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Permitted Liens.
     (n) Existing Debt. Set forth on Schedule 4.01(n) hereto is a complete and accurate list of all Existing Debt (other than Surviving Debt), showing as of the date hereof the obligor and the principal amount outstanding thereunder immediately prior to the Closing Date.
     (o) Surviving Debt. Set forth on Schedule 4.01(o) hereto is a complete and accurate list of all Surviving Debt, showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.
     (p) Liens. Set forth on Schedule 4.01(p) hereto is a complete and accurate list of (i) all Liens on the property or assets of any Loan Party or any of its Subsidiaries that directly or indirectly own any Borrowing Base Asset (other than Permitted Liens), and (ii) all Liens on the property or assets of any Loan Party or any of its Subsidiaries securing Debt for Borrowed Money (other than Permitted Liens); in each case showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.
     (q) Real Property; Tenancy Leases. (i) Set forth on Part I of Schedule 4.01(q) hereto is a complete and accurate list of all Real Property owned in fee or as a leasehold estate by any Loan Party or any of its Subsidiaries, showing as of the date hereof, and as of each other date such Schedule 4.01(q) is required to be supplemented hereunder, the street address, state, record owner and book value thereof. Each such Loan Party or

Subsidiary has good, marketable and insurable fee simple or leasehold title to such Real Property, free and clear of all Liens, other than Permitted Liens.
     (ii) The Borrower has delivered to the Administrative Agent a true, correct and complete copy of the current form of residential Tenancy Lease for each Borrowing Base Asset, and true, correct and complete copies of any non-residential Tenancy Leases and any amendments thereto relating to each Borrowing Base Asset as of the date hereof. An accurate and complete rent roll as of the date of inclusion of each Borrowing Base Asset in the Collateral with respect to all Tenancy Leases of any portion of the Borrowing Base Asset has been provided to the Administrative Agent. The Tenancy Leases described in the preceding sentence constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Borrowing Base Asset and in the buildings relating thereto. No tenant under any Tenancy Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Tenancy Leases or as disclosed to the Administrative Agent in writing by the Borrower. The Tenancy Leases reflected on the rent rolls delivered to the Administrative Agent are, as of the date of inclusion of the applicable Borrowing Base Asset in the Collateral, in full force and effect in accordance with their respective terms. There is no payment default or any other material default under such Tenancy Leases, nor, to Borrower’s knowledge, are there any defenses, counterclaims or offsets available to any tenant thereunder which in either case is reasonably likely to have a Material Adverse Effect. No property other than the Borrowing Base Asset which is the subject of the applicable Tenancy Lease (and any adjacent property burdened by insurable, permanent easements which may benefit the Borrowing Base Asset and are in full force and effect) is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Tenancy Lease.
     (iii) Each Borrowing Base Asset is operated and managed by an Approved Manager pursuant to a Management Agreement listed on Part II of Schedule 4.01(q).
     (iv) Each Borrowing Base Asset satisfies all Borrowing Base Conditions.
     (r) Environmental Matters. (i) Except as otherwise set forth on Part I of Schedule 4.01(r) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past material non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs, and, to the knowledge of each Loan Party and its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

     (ii) Except as otherwise set forth on Part II of Schedule 4.01(r) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of each Loan Party and its Subsidiaries, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such listed property; there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries except for any non-friable asbestos-containing material that is being managed pursuant to, and in compliance with, an operations and maintenance plan and that does not currently require removal, remediation, abatement or encapsulation under Environmental Law; and, to the knowledge of each Loan Party and its Subsidiaries, Hazardous Materials have not been released, discharged or disposed of in any material amount or in violation of any Environmental Law or Environmental Permit on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of each Loan Party and its Subsidiaries, during the period of their ownership or operation thereof, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.
     (iii) Except as otherwise set forth on Part III of Schedule 4.01(r) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, nor has any Loan Party or any of its Subsidiaries completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect; and, with respect to any property formerly owned or operated by any Loan Party or any of its Subsidiaries, all Hazardous Materials generated, used, treated, handled, stored or transported by or, to the knowledge of each Loan Party and its Subsidiaries, on behalf of any Loan Party or any of its Subsidiaries have been disposed of in a manner that could not reasonably be expected to result in a Material Adverse Effect.
     (iv) Except as set forth on Part IV of Schedule 4.01(r), neither any Loan Party nor any of its Subsidiaries nor the Real Property is subject to any applicable Environmental Law requiring the performance of Hazardous Materials site assessments, or the removal or remediation of Hazardous Materials, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby except for such matters that shall be complied with as of the Closing Date.
     (s) Compliance with Laws. Each Loan Party and each Subsidiary is in compliance with the requirements of all laws, rules and regulations (including, without limitation, the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and “Blue Sky” laws) applicable to it and its business, where the failure to so comply could reasonably be expected to result in a Material Adverse Effect.
     (t) Force Majeure. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to result in a Material Adverse Effect.
     (u) Loan Parties’ Credit Decisions. Each Loan Party has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement (and in the case of the Guarantors, to give the guaranty under this Agreement) and each other Loan Document to which it is or is to be a party, and each Loan Party has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.
     (v) Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent.
     (w) Sarbanes-Oxley. No Loan Party has made any extension of credit to any of its directors or executive officers in contravention of any applicable restrictions set forth in Section 402(a) of Sarbanes-Oxley.
     (x) ERISA Matters. (i) Set forth on Schedule 4.01(x) hereto is a complete and accurate list of all Plans and Welfare Plans.
     (ii) No ERISA Event has occurred within the preceding five plan years or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.
     (iii) Any Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan as of the date of such Schedule B, and since the date of any such Schedule B there has been no material adverse change in such funding status.

     (iv) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.
     (v) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
     (y) Borrowing Base Assets.
     (i) Each of the Mortgages, when properly recorded in the appropriate records, creates a valid, perfected first lien on the respective Borrowing Base Asset, subject only to Permitted Liens. The Loan Parties are the legal and beneficial owners of the Borrowing Base Assets, free and clear of any Lien, except for Permitted Liens described in clauses (a), (b), (d), (e) and (f) of the definition of “Permitted Liens”. Each of the Borrowing Base Assets satisfies the requirements in this Agreement to being a Borrowing Base Asset. There are no proceedings in condemnation or eminent domain affecting any of the Borrowing Base Assets and, to the knowledge of each Loan Party, none is threatened. No Person has any option or other right to purchase all or any portion of any of the Borrowing Base Assets or any interest therein.
     (ii) To the knowledge of each Loan Party and except as may be disclosed in the zoning reports and property condition reports delivered to the Administrative Agent, (i) the Borrowing Base Assets and the use thereof comply in all material respects with all applicable zoning, subdivision and land use laws, regulations and ordinances, all applicable health, fire, building codes, parking laws and all other laws, statutes, codes, ordinances, rules and regulations applicable to the Borrowing Base Assets, or any of them, including without limitation the Americans with Disabilities Act; (ii) all permits, licenses and certificates for the lawful use, occupancy and operation of each component of each of the Borrowing Base Assets in the manner in which it is currently being used, occupied and operated, including, but not limited to certificates of occupancy, or the equivalent, have been obtained and are current and in full force and effect; (iii) no legal proceedings are pending or, to the knowledge of each Loan Party, threatened with respect to the zoning of any Borrowing Base Asset; and (iv) neither the zoning nor any other right to construct, use or operate any Borrowing Base Asset is in any way dependent upon or related to any real estate other than such Borrowing Base Asset in any way that has had or is reasonably likely to give rise to a materially adverse effect as to the value, use of or ability to sell or finance such Borrowing Base Asset.
     (iii) The Loan Parties have delivered to the Administrative Agent a true and complete copy of each of the Management Agreements and Material Contracts to which they are a party that will be in effect on the Closing Date, and such Management Agreements and Material Contracts have not been modified or amended except pursuant to amendments or modifications delivered to Administrative Agent. Such Management Agreements and Material Contracts are in full force and effect and no default by any of the Loan Parties or Approved Managers exists thereunder. Except for the rights of (x) each of the Approved Managers pursuant to any Management Agreements and (y) third-party vendors (including, without limitation, landscapers, ATM lessors, vending machine lessors and the like), no Person has any right or obligation to manage any of the Borrowing Base Assets or to receive compensation in connection with such management. Except for the parties to any leasing brokerage agreement that has been delivered to the Administrative Agent and community assistants who are paid a minimal referral fee for residential Tenancy Leases they obtain, no Person has any right or obligation to lease or solicit tenants for any of the Borrowing Base Assets, or (except for cooperating outside brokers) to receive compensation in connection with such leasing.
     (iv) To each Loan Party’s knowledge, all improvements on any Borrowing Base Asset, including without limitation the roof and all structural components, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior doors, parking facilities, sidewalks and landscaping, are in good condition and repair, subject to normal wear and tear and necessary repairs in the ordinary course of business. The Loan Parties are not aware of any latent or patent structural or other material defect in any of the Borrowing Base Assets and, to the Loan Parties’ knowledge, city water supply, storm and sanitary sewers, and electrical, gas (if applicable) and telephone facilities are available to each of the Borrowing Base Assets within the boundary lines of each of the Borrowing Base Assets (except in any way that has not had and is reasonably likely to not give rise to a materially adverse effect as to the value, use of or ability to sell or finance such Borrowing Base Asset), are fully connected to the improvements and are fully operational, are sufficient to meet the reasonable needs of each of the Borrowing Base Assets as now used or presently contemplated to be used, and no other utility facilities are necessary to meet the reasonable needs of any of the Borrowing Base Assets as now used or presently contemplated. Except in any way that has not had and is reasonably likely to not give rise to a materially adverse effect as to the value, use of or ability to sell or finance such Borrowing Base Asset, no part of any of the Borrowing Base Assets is within a flood plain and none of the improvements thereon create encroachments over, across or upon any of the Borrowing Base Assets’ boundary lines, rights of way or easements, and no building or other improvements on adjoining land create such an encroachment which could reasonably be expected to have a Material Adverse Effect. All public roads and streets necessary for service of and access to each of the Borrowing Base Assets for the current and contemplated uses thereof have been completed and are serviceable and are physically and legally open for use by the public. To the Loan Parties’ knowledge after due inquiry, any septic system located at any of the Borrowing Base Assets is in good and safe condition and repair and in compliance with all applicable law in all material respects.

     (v) Each of the Borrowing Base Assets is comprised of one (1) or more parcels which constitute separate tax lots. No part of any of the Borrowing Base Assets is included or assessed under or as part of another tax lot or parcel, and no part of any other property is included or assessed under or as part of the tax lots or parcels comprising any of the Borrowing Base Assets.
     (vi) Neither the Borrower nor any of the Guarantors has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Borrowing Base Assets or canceling or threatening to cancel any policy of insurance, and each of the Borrowing Base Assets complies with the material requirements of all of the Borrower’s and the Guarantor’s insurance carriers.
     (z) Ground Lease (Mobile). (i) The Ground Lease (Mobile) contains the entire agreement of the Ground Lessor (Mobile) and the applicable Loan Party pertaining to the Ground Leased Property (Mobile) covered thereby. The Loan Parties have no estate, right, title or interest in or to the Ground Leased Property (Mobile) except under and pursuant to the Ground Lease (Mobile). The Loan Parties have delivered a true and correct copy of the Ground Lease (Mobile) to the Administrative Agent and the Ground Lease (Mobile) has not been modified, amended or assigned (except as referenced in the definition of Ground Lease (Mobile)) and except as assigned as collateral for the Existing Debt secured by the Ground Leased Property (Mobile) which is being repaid.
     (ii) To the knowledge of each Loan Party, the party identified as the master lessor and landlord in the definition of Ground Lessor (Mobile) is the exclusive fee simple owner of the Ground Leased Property (Mobile), subject only to the Ground Lease (Mobile) and Liens and other matters disclosed in the applicable Mortgage Policy for the Campus Housing Asset subject to the Ground Lease (Mobile). To the knowledge of each Loan Party, the party identified as the master lessor and landlord in the definition of Ground Lessor (Mobile) is the sole owner of the master lessor’s interest in the Ground Lease (Mobile) and the party identified as sub-ground lessor in the definition of Ground Lease (Mobile) is the sole owner of the sub-ground lessor’s interest in the Ground Lease (Mobile).
     (iii) There are no rights to terminate the Ground Lease (Mobile) other than the rights expressly set forth in the Ground Lease (Mobile).
     (iv) The Ground Lease (Mobile) is in full force and effect and, to the knowledge of each Loan Party, no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under the Ground Lease (Mobile) (a “Ground Lease (Mobile) Default”) exists on the part of the Loan Parties or on the part of the Ground Lessor (Mobile) under the Ground Lease (Mobile). All base rent and additional rent due and payable under the Ground Lease (Mobile) has been paid through the date hereof and the Loan Parties are not required to pay any deferred or accrued rent after the date hereof under the Ground Lease (Mobile). The Loan Parties have not received any written notice that a Ground Lease Default (Mobile) has occurred or exists

(except for matters which have been resolved to the mutual satisfaction of the parties to the Ground Lease (Mobile)).
     (v) Campus Crest at Mobile Phase II, LLC is the exclusive owner of the sub-ground lessee’s interest under and pursuant to the Ground Lease (Mobile) and has not assigned, transferred or encumbered its interest in, to, or under the Ground Lease (Mobile) (except as collateral for the Existing Debt secured by the Ground Leased Property (Mobile) which has been repaid).
     (aa) No Prohibited Persons. Neither any Loan Party nor any of their respective officers, directors, partners, members, Affiliates or, to the knowledge of the Loan Parties, shareholders is an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).
     (bb) Setoff, Etc. The Collateral and the rights of the Administrative Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Guarantors, Borrower or any of its Subsidiaries or Affiliates or, to the best knowledge of Borrower, any other Person other than Permitted Liens.
     (cc) Franchises, Patents, Copyrights, Etc. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others except with respect to Subsidiaries of Borrower that are not the owners of the Borrowing Base Assets where such failure individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.
     (dd) Affiliate Ground Leases. With respect to each Affiliate Ground Lease, (a) the Affiliate Ground Lease or a memorandum thereof has been duly recorded, the Affiliate Ground Lease permits the interest of the lessee thereunder to be encumbered by the Mortgage, there has not been a change in the terms of the Affiliate Ground Lease since its recordation, except for written modifications delivered to Administrative Agent, and Borrower has delivered to Administrative Agent a true, accurate and complete copy of the Affiliate Ground Lease; (b) except for the Permitted Encumbrances (as defined in the Mortgage) and Permitted Liens, the Subsidiary Guarantor’s interest in the Affiliate Ground Lease is not subject to any Liens superior to, or of equal priority with, the Mortgage; (c) there are no outstanding options to purchase or rights of first refusal with respect to the Real Property except those granted to the Subsidiary Guarantor under the express terms of the Affiliate Ground Lease; (d) the Subsidiary Guarantor’s interest in the Affiliate Ground Lease is assignable to Administrative Agent upon notice to, but without the consent of, the ground lessor thereunder (or if such consent is required, it has been obtained prior to or concurrently herewith); (e) the Affiliate Ground Lease is in full force and effect, no default exists under the Affiliate Ground Lease, and there is no existing condition which, but for the passage of time or the giving of notice (or both), would result in a default under the terms of the Affiliate Ground Lease; (f) the Affiliate Ground Lease requires the ground lessor thereunder to give notice of any default by the Subsidiary Guarantor to any mortgagee, and it provides that any notice of termination given under the Affiliate Ground Lease is not effective against such mortgagee unless a copy of the notice has been delivered to the mortgagee in the manner described in the Affiliate Ground Lease; (g) Administrative Agent is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the Subsidiary Guarantor’s interest under the Affiliate Ground Lease) to cure any default under the Affiliate Ground Lease, which is curable after the receipt of notice of the default before the ground lessor thereunder may terminate the Affiliate Ground Lease; (h) the Affiliate Ground Lease has a term which extends not less than twenty (20) years beyond the Termination Date (including the exercise of all extension options); (i) the Affiliate Ground Lease requires the ground lessor thereunder to enter into a new lease upon termination of the Affiliate Ground Lease for any reason, including rejection of the Affiliate Ground Lease in a bankruptcy proceeding, provided that Administrative Agent cures any defaults that are susceptible to being cured; (j) the Affiliate Ground Lease permits the use of the proceeds of any casualty or condemnation at the Real Property for either (A) the restoration of the Real Property (and in such case permits such restoration proceeds to be held and disbursed by Administrative Agent or its designee), or (B) the repayment of the Advances; (k) the Affiliate Ground Lease permits subleasing of the Real Property by a mortgagee, subject only to the reasonable approval of the ground lessor; (l) the Affiliate Ground Lease provides that no amendments, cancellations, alterations, surrender, or modifications thereof may become effective without the consent of Administrative Agent; and (m) the Advances are also secured by the related fee interest in the Real Property and upon the occurrence of an Event of Default, Administrative Agent, as mortgagee, has the right to foreclose or otherwise exercise its rights with respect to the fee interest within a commercially reasonable time.
ARTICLE V
COVENANTS OF THE LOAN PARTIES
          SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control

Act of 1970); provided, however, that the failure to comply with the provisions of this Section 5.01(a) shall not constitute a default hereunder so long as such noncompliance is the subject of a Good Faith Contest.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is the subject of a Good Faith Contest, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
     (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties in material compliance with the requirements of all Environmental Laws; provided, however, that neither the Loan Parties nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.
     (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including, with respect to the Borrowing Base Assets, the insurance required by the terms of the Mortgages) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiaries operate, but in no event shall such amounts be lower or coverages be less comprehensive than the respective insurance amounts and coverages maintained by the Borrower and its Subsidiaries on the Closing Date approved by the Administrative Agent.
     (e) Preservation of Partnership or Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, unless, in the case of Subsidiaries of the Borrower only, in the reasonable business judgment of such Subsidiary, such Subsidiary determines that it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve and maintain such rights or franchises is not reasonably likely to result in a Material Adverse Effect (it being understood that the foregoing shall not prohibit, or be violated as a result of any transaction by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(d) or (e) below).

     (f) Visitation Rights. At any reasonable time and from time to time, after reasonable advance notice to the Borrower, permit any of the Agents or Lender Parties, or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, any Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their general partners, managers, managing members, officers or directors and with their independent certified public accountants; provided, that, notwithstanding anything herein to the contrary, the Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section 5.01(f) only if such exercise occurs after the occurrence and during the continuance of a Default or an Event of Default.
     (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with GAAP.
     (h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacement thereof except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     (i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than transactions exclusively among or between the Borrower and/or one or more of the Guarantors) on terms that are fair and reasonable and no less favorable to such Loan Party or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
     (j) Covenants to Guarantee Obligations and Give Additional Security. (A) Concurrently with the delivery of Collateral Deliverables pursuant to Section 5.01(k) with respect to a Proposed Borrowing Base Asset owned or leased by a Subsidiary of a Loan Party or (B) within 10 days after the formation or acquisition of any new direct or indirect Subsidiary of a Loan Party that directly owns or leases a Borrowing Base Asset, cause (i) each such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit C hereto, or such other guaranty supplement in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ Obligations under the Loan Documents and (ii) each direct and, if applicable, indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent (or, in the case of clause (2) below, the Collateral Agent), (1) a security agreement supplement and a pledge agreement supplement in form and substance reasonably satisfactory to the Administrative Agent, and (2) 100% of the certificated Equity Interests in each such Subsidiary and each direct and indirect parent of such Subsidiary (other than the Parent Guarantor and the Borrower), but solely to the extent such direct and indirect parents of such Subsidiary do not own any assets other than Equity Interests in Subsidiaries that directly or indirectly own Borrowing Base Assets, and stock powers and membership interest powers with respect thereto executed in blank, all in form and substance reasonably acceptable to the Administrative Agent.
     (k) Borrowing Base Additions. With the Borrower’s written request to the Administrative Agent that any Campus Housing Asset (a “Proposed Borrowing Base Asset”) be added as a Borrowing Base Asset, deliver (or cause to be delivered) to the Administrative Agent, at the Borrower’s expense, a BBA Proposal Package with respect to such Proposed Borrowing Base Asset. Within fifteen (15) Business Days after receipt of a complete BBA Proposal Package, the Administrative Agent shall give notice to the Borrower of whether the Administrative Agent and the Required Lenders have approved such Proposed Borrowing Base Asset as a Borrowing Base Asset subject to the delivery of all applicable Collateral Deliverables and Guarantor Deliverables pursuant to the following sentence (any such notice comprising an approval, a “Conditional Approval Notice”). Within 45 days after receipt by the Borrower of a Conditional Approval Notice (which period may be extended in the discretion of the Administrative Agent, at the Borrower’s request, for an additional 30 days without the approval of the Required Lenders), the Borrower shall, at its expense, deliver (or cause to be delivered) to the Administrative Agent all applicable Collateral Deliverables and Guarantor Deliverables. Notwithstanding the foregoing, the failure of any Proposed Borrowing Base Asset to comply with one or more of the Borrowing Base Conditions shall not preclude the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset so long as the Administrative Agent and the Required Lenders shall have expressly consented to the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset notwithstanding the failure to satisfy such conditions.
     (l) Further Assurances. (i) Promptly upon request by Administrative Agent, or any Lender Party through the Administrative Agent, correct, and cause each Loan Party to promptly correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.
     (ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, account control agreements, mortgages, deeds of trust, trust deeds, assignments of leases and rents, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order (A) to carry out more effectively the purposes of the Loan Documents and the intent of the parties hereto, (B) to the fullest extent permitted by applicable law, to subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) to perfect and maintain the validity, effectiveness and priority of any of the Collateral

Documents and any of the Liens intended to be created thereunder and (D) to assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
     (iii) Cooperate in a commercially reasonable manner with the relevant appraiser in connection with any Appraisal of a Borrowing Base Asset (including any proposed additional Borrowing Base Asset), such cooperation to include, without limitation, providing such appraiser with access to such information relating to such Borrowing Base Asset as such appraiser may reasonably request.
     (iv) No tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision will be recorded by any Loan Party with respect to any Borrowing Base Asset without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
     (m) Performance of Material Contracts. Perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent, and, upon the reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so; provided, that the foregoing shall not prohibit, or be violated as a result of, any transactions or determinations by or involving any Loan Party or Subsidiary thereof otherwise permitted under Section 5.02(l).
     (n) Leases. (i) Make all payments and otherwise perform in all material respects all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled (except, in the case of Subsidiaries of the Borrower only, if in the reasonable business judgment of such Subsidiary it is in its best economic interest not to maintain such lease or prevent such lapse, termination, forfeiture or cancellation and such failure to maintain such lease or prevent such lapse, termination, forfeiture or cancellation is not in respect of a Qualifying Ground Lease of a Borrowing Base Asset and could not otherwise reasonably be expected to result in a Material Adverse Effect), notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

     (ii) Without the prior written consent of Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, none of Borrower, any Subsidiary Guarantor, nor their respective agents shall (A) enter into any non-residential Tenancy Leases where the annual rent under the applicable Tenancy Lease exceeds $30,000 per annum, or (B) modify, amend or terminate any such non-residential Tenancy Lease (except as expressly permitted or contemplated hereunder). Borrower shall provide Administrative Agent with a copy of all non-residential Tenancy Leases where the annual rent under the applicable Tenancy Lease exceeds $30,000 per annum no less than ten (10) days prior to execution of such Tenancy Leases. Borrower shall provide Administrative Agent with a copy of the fully executed original of all non-residential Tenancy Leases promptly following their execution. At Administrative Agent’s request, Borrower or Subsidiary Guarantors shall use best efforts to cause all non-residential tenants where the annual rent under the applicable Tenancy Lease exceeds $30,000 per annum to execute subordination, non-disturbance and attornment agreements reasonably satisfactory to Administrative Agent. Administrative Agent reserves the right to subordinate the Mortgages to any Tenancy Lease.
     (o) Interest Rate Hedging. Enter into prior to the Closing Date, and maintain at all times thereafter, interest rate Hedge Agreements (i) with Persons acceptable to the Administrative Agent (it being understood and agreed that such Persons shall be deemed acceptable to the Administrative Agent if and for so long as they have a long term unsecured debt rating of not less than “A-” from S&P and not less than “A3” from Moody’s, provided that if at any time the long term unsecured debt rating of such Persons falls below such required ratings or if any such required credit ratings is placed on watch for downgrade by S&P or Moody’s, then Administrative Agent shall have the right to reasonably require that such Loan Party, at such Loan Party’s expense, provide replacement Hedge Agreements from different Persons which satisfy the required credit ratings), (ii) providing either an interest-rate swap for a fixed rate of interest acceptable to the Administrative Agent or an interest-rate cap at an interest rate acceptable to the Administrative Agent, (iii) covering a notional amount equal to the amount, if any, by which (A) 66 2/3% of Debt for Borrowed Money of the Parent Guarantor and its Subsidiaries exceeds (B) all Debt for Borrowed Money of the Parent Guarantor and its Subsidiaries then accruing interest at a fixed rate acceptable to the Administrative Agent and (iv) otherwise on terms and conditions reasonably acceptable to the Administrative Agent.
     (p) Management Agreements. At all times cause each Borrowing Base Asset to be managed and operated by an Approved Manager that has (i) entered into a management agreement with respect to such Asset in form and substance satisfactory to the Administrative Agent, and (ii) executed and delivered a management agreement subordination agreement in form and substance satisfactory to the Administrative Agent.
     (q) Maintenance of REIT Status. In the case of the Parent Guarantor, commencing with its taxable year, ending December 31, 2010, be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue

Code, and at all times thereafter, conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations.
     (r) Exchange Listing. In the case of the Parent Guarantor, at all times (i) cause its common shares to be duly listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ and (ii) timely file all reports required to be filed by it in connection therewith.
     (s) Sarbanes-Oxley. Comply at all times with all applicable provisions of Section 402(a) of Sarbanes-Oxley.
          SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:
     (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names such Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except, in the case of the Loan Parties (other than the Parent Guarantor) and their respective Subsidiaries:
     (i) Liens created under the Loan Documents;
     (ii) Permitted Liens;
     (iii) Liens described on Schedule 4.01(p) hereto;
     (iv) purchase money Liens upon or in equipment acquired or held by such Loan Party or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such equipment to be subject to such Liens, or Liens existing on any such equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iii)(A);
     (v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iii)(B), provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;
     (vi) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with any Loan Party or any Subsidiary of any Loan Party or becomes a Subsidiary of any Loan Party, provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Loan Party or such Subsidiary or so acquired by such Loan Party or such Subsidiary;
     (vii) Liens securing Non-Recourse Debt permitted under Section 5.02(b)(iii)(E), Recourse Debt permitted under Section 5.02(b)(iv) or Debt permitted under Section 5.02(b)(vii), provided, in each case, that no such Lien shall extend to or cover any Borrowing Base Asset or other Collateral;
     (viii) the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto in connection with any Refinancing Debt permitted under Section 5.02(b)(iii)(C);
     (ix) Liens arising in connection with any Secured Hedge Agreement; and
     (x) Liens arising in connection with Debt in respect of Hedge Agreements permitted under Section 5.02(b)(iii)(D) (other than Secured Hedge Agreements), provided that no such lien shall extend to or cover any Borrowing Base Asset or other Collateral.
     (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:
     (i) Debt under the Loan Documents;
     (ii) in the case of any Loan Party or any Subsidiary of a Loan Party, Debt owed to any Loan Party, provided that, in each case, such Debt (y) shall be on terms acceptable to the Administrative Agent and (z) shall be evidenced by promissory notes in form and substance satisfactory to the Administrative Agent, which promissory notes shall (unless payable to the Borrower) by their terms be subordinated to the Obligations of the Loan Parties under the Loan Documents;
     (iii) in the case of each Loan Party (other than the Parent Guarantor) and its Subsidiaries,

     (A) Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate $5,000,000 at any time outstanding,
     (B) (1) Capitalized Leases not to exceed in the aggregate $5,000,000 at any time outstanding, and (2) in the case of any Capitalized Lease to which any Subsidiary of a Loan Party is a party, any Contingent Obligation of such Loan Party guaranteeing the Obligations of such Subsidiary under such Capitalized Lease,
     (C) the Surviving Debt described on Schedule 4.01(o) hereto and any Refinancing Debt extending, refunding or refinancing such Surviving Debt,
     (D) Debt in respect of Hedge Agreements entered into by the Borrower and designed to hedge against fluctuations in interest rates or foreign exchange rates incurred as required by this Agreement or incurred in the ordinary course of business and consistent with prudent business practices,
     (E) Non-Recourse Debt (including, without limitation, the JV Pro Rata Share of Non-Recourse Debt of any Joint Venture) in respect of Assets other than Borrowing Base Assets, the incurrence of which would not result in a Default under Section 5.04 or any other provision of this Agreement, and
     (F) Recourse Debt not secured by any Lien in an amount not to exceed 5% of Total Asset Value at any one time outstanding;
     (iv) Recourse Debt of the Borrower and/or Property-Level Subsidiaries of the Borrower and the JV Pro Rata Share of Recourse Debt of any Joint Venture, in each case as such Recourse Debt may be secured by Liens permitted by Section 5.02(a)(vii), in respect of which the Borrower or the Parent Guarantor has guaranteed the obligations of the Borrower and/or such Property-Level Subsidiary or Joint Venture under such Recourse Debt and the incurrence of which would not result in a Default under Section 5.04 or any other provision of this Agreement;
     (v) in the case of the Parent Guarantor and the Borrower, Debt under Customary Carve-Out Agreements;
     (vi) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and
     (vii) any other Debt not to exceed $5,000,000 in the aggregate at any time outstanding in respect of all Loan Parties and which is not secured by any Lien on any Borrowing Base Asset.

     (c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried at the Closing Date (after giving effect to the Formation Transactions, the IPO and the other transactions contemplated by the Loan Documents); or engage in, or permit any of its Subsidiaries to engage in, any business other than ownership, development, licensing and management of Campus Housing Assets in the United States consistent with the business plan described in the Registration Statement and the requirements of the Loan Documents, and other business activities incidental thereto.
     (d) Mergers, Etc. Merge or consolidate with or into, or convey, transfer (except as permitted by Section 5.02(e)), lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so; provided, however, that (i) any Subsidiary of a Loan Party may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of such Loan Party (provided that if one or more of such Subsidiaries is also a Loan Party, a Loan Party shall be the surviving entity) or any other Loan Party other than the Parent Guarantor (provided that such Loan Party or, in the case of any Loan Party other than the Borrower, another Loan Party shall be the surviving entity), and (ii) any Loan Party may merge with any Person that is not a Loan Party so long as such Loan Party is the surviving entity or (except in the case of a merger with the Borrower, which shall always be the surviving entity) such other Person is the surviving party and shall promptly become a Loan Party, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom. Notwithstanding any other provision of this Agreement, (y) any Subsidiary of a Loan Party (other than the Borrower and any Subsidiary that is the direct owner of a Borrowing Base Asset) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and the assets or proceeds from the liquidation or dissolution of such Subsidiary are transferred to the Borrower or a Guarantor, provided that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, and (z) any Loan Party or Subsidiary of a Loan Party shall be permitted to effect any Transfer of Assets through the sale or transfer of direct or indirect Equity Interests in the Person (other than the Borrower or the Parent Guarantor) that owns such Assets so long as Section 5.02(e) would otherwise permit the Transfer of all Assets owned by such Person at the time of such sale or transfer of such Equity Interests. Upon the sale or transfer of Equity Interests in any Person that is a Guarantor permitted under clause (z) above, provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Administrative Agent shall, upon the request of the Borrower, release such Guarantor from the Guaranty and the Collateral Documents.
     (e) Sales, Etc. of Assets. (i) In the case of the Parent Guarantor, sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire any assets and (ii) in the case of the Loan Parties (other than the Parent Guarantor), sell, lease (other than by entering into Tenancy Leases), transfer or otherwise dispose of, or grant any option or other right to purchase, lease (other than any option or other right to enter into Tenancy Leases) or otherwise acquire, or permit any of its

Subsidiaries to sell, lease, transfer or otherwise dispose of, or grant any option or other right to purchase, lease or otherwise acquire (each action described in clauses (i) and (ii) of this subsection (e), including, without limitation, any Sale and Leaseback Transaction, being a “Transfer”), any Asset or Assets (or any direct or indirect Equity Interests in the owner thereof), or obtain a release of the Liens created under the Loan Documents, in each case other than the following Transfers and releases, which shall be permitted hereunder only so long as no Default or Event of Default shall exist or would result therefrom:
     (A) the Transfer of any Asset or Assets that are not Borrowing Base Assets from any Loan Party to another Loan Party (other than the Parent Guarantor) or from a Subsidiary of a Loan Party to another Subsidiary of such Loan Party or any other Loan Party (other than the Parent Guarantor),
     (B) the Transfer of any Asset or Assets that are not Borrowing Base Assets to any Person that is not a Loan Party, provided that (1) the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately prior to and on a pro forma basis immediately after giving effect to such Transfer, and (2) in the case of any such Transfer which shall result in the aggregate purchase price paid to the Loan Parties (or any of them) to exceed $50,000,000 in any 12-month period and any such Transfer thereafter consummated during such 12-month period, prior to the date of such Transfer, the Borrower shall have delivered to the Administrative Agent (x) a Borrowing Base Certificate demonstrating that the Total Borrowing Base Value (calculated on a pro forma basis after giving effect to such Transfer and to any repayment of Advances made at the time thereof) will be greater than or equal to the Facility Exposure, and (y) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating compliance with the foregoing clause (1) and confirming that no Default or Event of Default shall exist on the date of such Transfer or will result therefrom, together with supporting information in detail reasonably satisfactory to the Administrative Agent,
     (C) the Transfer of any Borrowing Base Asset or Borrowing Base Assets to any Person, or obtaining a release of the Liens created under the Loan Documents with respect to a Borrowing Base Asset or Borrowing Base Assets, in each case with the intention that such Borrowing Base Asset or Borrowing Base Assets, upon consummation of such Transfer or release, shall no longer constitute a Borrowing Base Asset or Borrowing Base Assets, provided that:
     (1) immediately after giving effect to such Transfer or release, as the case may be, the remaining Borrowing Base Assets shall continue to satisfy the requirements set forth in clauses (a) through (h) of the definition of Borrowing Base Conditions,

     (2) immediately after giving effect to such Transfer or release, as the case may be, no Default or Event of Default shall exist or result therefrom,
     (3) the Loan Parties shall be in compliance with the covenants contained in Section 5.04 both immediately prior to and on a pro forma basis immediately after giving effect to such Transfer or release,
     (4) on or prior to the date of such Transfer or release, as the case may be, the Borrower shall have delivered to the Administrative Agent a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating compliance with the foregoing clauses (1) through (3), together with supporting information in detail reasonably satisfactory to the Administrative Agent, and
     (5) With respect to a release of the Liens created under the Loan Documents only, which release is not executed as a result of a Transfer or refinancing of such Borrowing Base Asset, Borrower shall have received the prior written approval of the release from the Administrative Agent and the Required Lenders, or
     (D) the Transfer of (1) obsolete or worn out personal property in the ordinary course of business or (2) inventory in the ordinary course of business, which personal property or inventory, as the case may be, is used or held in connection with an Asset.
Following (x) a Transfer of all Borrowing Base Assets owned or leased by a Subsidiary Guarantor in accordance with Section 5.02(e)(ii)(C) or (y) the release by a Subsidiary Guarantor of all Borrowing Base Assets owned or leased by it such that such Borrowing Base Assets become non-Borrowing Base Assets pursuant to Section 5.02(e)(ii)(C), the Administrative Agent shall, upon the request of the Borrower and at the Borrower’s expense, promptly release such Subsidiary Guarantor from the Guaranty and the Security Agreement.
     (f) Investments. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment other than:
     (i) Investments by the Loan Parties and their Subsidiaries in their Subsidiaries outstanding on the date hereof and additional Investments in wholly-owned Subsidiaries and, in the case of the Loan Parties (other than the Parent Guarantor) and their Subsidiaries (and Joint Ventures in which such Loan Parties and Subsidiaries hold any direct or indirect interest), Investments in Assets (including by asset or Equity Interest acquisitions or investments in Joint

Ventures), in each case subject, where applicable, to the limitations set forth in Section 5.02(f)(iv);
     (ii) Investments in Cash Equivalents;
     (iii) Investments consisting of intercompany Debt permitted under Section 5.02(b)(ii);
     (iv) Investments consisting of the following items so long as (y) the aggregate amount outstanding, without duplication, of all Investments described in this subsection does not exceed, (1) 35% of Total Asset Value during the period from the Closing Date through the fiscal quarter of the Parent Guarantor ending on June 30, 2011, (2) 30% of Total Asset Value during the period thereafter ending with the fiscal quarter of the Parent Guarantor ending on June 30, 2012 or (3) 25% of Total Asset Value, at any time thereafter, and (z) the aggregate amount of each of the following items of Investments does not exceed at any time the specified percentage of Total Asset Value set forth below:
     (A) Investments in unimproved land and Development Assets (including such assets that such Person has contracted to purchase for development with or without options to terminate the purchase agreement but, in such instances, limited solely to non-refundable deposits under such contracts and, to the extent a Loan Party is obligated under any such contract, the amount of such obligation), so long as the aggregate amount of such Investments, calculated on the basis of the greater of actual cost or budgeted cost, does not at any time exceed 10% and 20%, respectively, of Total Asset Value at such time,
     (B) Investments in Joint Ventures of any Loan Party so long as the aggregate amount outstanding, without duplication, of all such Investments does not at any time exceed 15% of Total Asset Value at such time, and
     (C) Investments permitted under this Subsection, other than the items of Investments referred to in clauses (A) and (B) above, so long as the aggregate amount of all such Investments does not at any time exceed 10% of Total Asset Value at such time;
     (v) Investments, if any, outstanding on the date hereof in Subsidiaries that are not wholly-owned by any Loan Party;
     (vi) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b)(iii)(D);
     (vii) To the extent permitted by applicable law, loans or other extensions of credit to officers, directors and employees of any Loan Party or any Subsidiary of any Loan Party in the ordinary course of business, for travel, entertainment, relocation and analogous ordinary business purposes, which

Investments shall not exceed at any time $1,000,000 in the aggregate for all Loan Parties;
     (viii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit extended in the ordinary course of business in an aggregate amount for all Loan Parties not to exceed at any time $5,000,000; and
     (ix) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.
     (g) Restricted Payments. In the case of the Parent Guarantor, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (collectively, “Restricted Payments”); provided, however, that (i) the Parent Guarantor may take such actions only so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) as of the date of such action, the Loan Parties are in compliance with the covenants contained in Section 5.04 (both immediately before and on a pro forma basis immediately after giving effect to such action), (ii) the Parent Guarantor may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of the Parent Guarantor and (iii) the Parent Guarantor may purchase, redeem, or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests, so long as the aggregate amount of such purchases, redemptions and acquisitions of shares of common stock or other common Equity Interests or warrants or options to acquire any such shares does not at any time exceed 90% of the Funds From Operations for the consecutive four fiscal quarters of the Parent Guarantor most recently ended for which financial statements are required to be delivered to the Lender Parties pursuant to Section 5.03(b) or (c), as the case may be. Notwithstanding anything herein to the contrary, cash and stock dividends payable by the Parent Guarantor on Equity Interests shall be permitted to the extent necessary to maintain the Parent’s REIT status, provided that the cash component of such dividends shall be the minimum amount required by law or regulation for such purpose.
     (h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, in each case in any material respect, its limited liability company agreement, partnership agreement, certificate of incorporation or bylaws or other constitutive documents, provided that any amendment to any such constitutive document that would be adverse to any of the Secured Parties shall be deemed “material” for purposes of this Section; and provided further that any amendment to any such constitutive document that would designate such Subsidiary as a “special purpose entity”

or otherwise confirm such Subsidiary’s status as a “special purpose entity” shall be deemed “not material” for purposes of this Section.
     (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.
     (j) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions or any other derivative transaction not entered into to hedge against interest rate fluctuations in the ordinary course of business.
     (k) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt, (iii) any agreement or instrument evidencing Non-Recourse Debt, provided that the terms of such Debt, and of such agreement or instrument, do not restrict distributions in respect of Equity Interests in Subsidiaries directly or indirectly owning Borrowing Base Assets, (iv) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower or (v) with respect to agreements or instruments which limit the ability of Subsidiaries to declare or pay dividends or pay distributions in respect of its Equity Interests only, such agreements which impose any such restriction solely after the occurrence of a default or event of default.
     (l) Amendment, Etc. of Material Contracts. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair in any material respect the value of the interest or rights of any Loan Party thereunder or that would impair or otherwise adversely affect in any material respect the interest or rights, if any, of any Agent or any Lender Party, or permit any of its Subsidiaries to do any of the foregoing, in each case in a manner that could reasonably be expected to have a Material Adverse Effect, in each case taking into account the effect of any agreements that supplement or serve to substitute for, in whole or in part, such Material Contract.
     (m) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets (including, without limitation, any Borrowing Base Assets), except (i) pursuant to the Loan Documents or (ii) with respect to any property or assets other than the Borrowing Base Assets in connection with
     (A) any Non-Recourse Debt permitted by Section 5.02(b)(iii)(E), provided that the terms of such Debt, and of any agreement entered into and of any instrument issued in connection therewith, (1) do not provide for or prohibit or condition the creation of any Lien on any Borrowing Base Assets and are otherwise permitted by the Loan Documents and (2) solely prohibit Liens on the property of the Person incurring such Non-Recourse Debt and the Equity Interests in such Person,
     (B) any purchase money Debt permitted under Section 5.02(b)(iii)(A) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt,
     (C) any Capitalized Lease permitted by Section 5.02(b)(iii)(B) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or
     (D) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Borrower),
     (E) any Surviving Debt and any Refinancing Debt extending, refunding, or refinancing such Surviving Debt, so long as the prohibitions or conditions contained in such Refinancing Debt are no more restrictive than the corresponding provisions contained in the Debt which is extended, refunded or refinanced thereby,
     (F) any unsecured Recourse Debt permitted by Section 5.02(b)(iii)(F) or other Debt permitted by Section 5.02(b)(vii); and
     (G) any Recourse Debt permitted by Section 5.02(b)(iv).
     (n) Parent Guarantor as Holding Company. In the case of the Parent Guarantor, not enter into or conduct any business, or engage in any activity (including, without limitation, any action or transaction that is required or restricted with respect to the Borrower and its Subsidiaries under Sections 5.01 and 5.02 without regard to any of the enumerated exceptions to such covenants), other than (i) the holding of the direct and indirect Equity Interests of the Borrower; (ii) the performance of the duties of sole general partner of the Borrower through the Parent Guarantor’s indirect ownership of all of the membership interests in such general partner; (iii) the performance of its Obligations (subject to the limitations set forth in the Loan Documents) under each Loan Document to which it is a party; (iv) the making of equity or subordinate debt Investments in the Borrower and its Subsidiaries, provided each such Investment shall be on terms acceptable to the Administrative Agent; and (v) activities incidental to each of the foregoing.

     (o) Multiemployer Plans. Neither any Loan Party nor any ERISA Affiliate will contribute to or be required to contribute to any Multiemployer Plan.
     (p) Management Agreements. The Borrower shall not and shall not permit any Guarantor to enter into any Management Agreement with a third party manager after the date hereof for any Borrowing Base Asset without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without Administrative Agent’s prior written approval, such approval not to be unreasonably withheld. Administrative Agent may condition any approval of a new manager upon the execution and delivery to Agent of a collateral assignment of such management agreement to Agent and a subordination of the manager’s rights thereunder to the rights of the Administrative Agent and the Lender Parties under the Loan Documents.
          SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Agents and the Lender Parties in accordance with Section 9.02(b):
     (a) Default Notice. As soon as possible and in any event within two Business Days after the occurrence of each Default or any event, development or occurrence reasonably expected to result in a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor setting forth details of such Default or such event, development or occurrence and the action that the Parent Guarantor has taken and proposes to take with respect thereto.
     (b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Parent Guarantor and its Subsidiaries, including therein Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for such Fiscal Year (it being acknowledged that a copy of the annual audit report filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), in each case accompanied by (x) an opinion acceptable to the Administrative Agent of KPMG LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, and (y) if and as required by the rules and regulations promulgated by the United States Securities and Exchange Commission, a report of such independent public accountants as to the Borrower’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, in each case certified in a manner to which the Administrative Agent has not objected, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Parent Guarantor and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of non-compliance with any of the covenants contained in

Section 5.04, or if, in the opinion of such accounting firm, any such non-compliance has occurred, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP and (iii) a certificate of the Chief Financial Officer (or other Responsible Officer) of the Parent Guarantor stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto.
     (c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Parent Guarantor and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent Guarantor and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, Chief Financial Officer or Treasurer (or other Responsible Officer performing similar functions) of the Parent Guarantor as having been prepared in accordance with GAAP (it being acknowledged that a copy of the quarterly financials filed by the Parent Guarantor with the Securities and Exchange Commission shall satisfy the foregoing requirements), together with (i) a certificate of such officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent Guarantor has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Parent Guarantor in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Parent Guarantor shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.
     (d) Borrowing Base Certificate. (i) As soon as available and in any event within 45 days after the end of each calendar quarter, (ii) at the time any Proposed Borrowing Base Asset is included in the definition of “Borrowing Base Asset,” (iii) at the time any Borrowing Base Asset is the subject of a Transfer or a release of Liens such that it no longer constitutes a Borrowing Base Asset or (iv) at any time a Borrowing Base Asset fails to satisfy all of the Borrowing Base Conditions, a Borrowing Base Certificate, as at the end of such quarter or as of the applicable date, certified by the Chief Financial

Officer (or other Responsible Officer performing similar functions) of the Parent Guarantor.
     (e) Annual Budgets. As soon as available and in any event within 45 days after the end of each Fiscal Year, forecasts prepared by management of the Parent Guarantor, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the then current Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.
     (f) Reconciliation Statements. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 4.01(g), the Consolidated financial statements of the Parent Guarantor and its Subsidiaries delivered pursuant to Section 5.03(b), (c) or (f) (i) will differ in any material respect from the Consolidated financial statements that would have been delivered pursuant to such Section had no such change in accounting principles and policies been made, then (i) together with the first delivery of financial statements pursuant to Section 5.03(b), (c) or (f) (i) following such change, Consolidated financial statements of the Parent Guarantor and its Subsidiaries for the fiscal quarter immediately preceding the fiscal quarter in which such change is made, prepared on a pro forma basis as if such change had been in effect during such fiscal quarter, and (ii) together with each delivery of financial statements pursuant to Section 5.03(b), (c) or (f) (i) following such change, a written statement of the chief accounting officer or chief financial officer of the Parent Guarantor setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Section 5.04) which would have resulted if such financial statements had been prepared without giving effect to such change.
     (g) Material Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Material Litigation from that described on Schedule 4.01(f) hereto.
     (h) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to the holders of its Equity Interests, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.
     (i) Real Property. As soon as available and in any event within 15 days after the end of each fiscal quarter of each Fiscal Year, a report supplementing Schedule 4.01(q) hereto, including an identification of all owned and leased real property acquired or disposed of by any Loan Party or any of its Subsidiaries during such fiscal quarter, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased by any Loan Party or any of its Subsidiaries during such fiscal quarter and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.
     (j) Assets Reports. As soon as available and in any event within 45 days after the end of each quarter of each Fiscal Year, a report listing and describing (in detail reasonably satisfactory to the Administrative Agent) all Assets of the Parent Guarantor and its Subsidiaries as of the end of such quarter in form and substance reasonably satisfactory to the Administrative Agent.
     (k) Environmental Conditions. Notice to the Administrative Agent (i) promptly upon obtaining knowledge of any material violation of any Environmental Law affecting any Asset or the operations thereof or the operations of any of its Subsidiaries, (ii) promptly upon obtaining knowledge of any known release, discharge or disposal of any Hazardous Materials at, from, or into any Asset which it reports in writing or is legally required to report in writing to any governmental authority and which is material in amount or nature or which could reasonably be expected to materially adversely affect the value of such Asset, (iii) promptly upon its receipt of any written notice of material violation of any Environmental Laws or of any material release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws or any matter that could reasonably be expected to result in an Environmental Action, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) such Loan Party’s or any other Person’s operation of any Asset in compliance with Environmental Laws, (B) Hazardous Materials contamination on, from or into any Asset, or (C) investigation or remediation of off-site locations at which such Loan Party or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, or (iv) upon such Loan Party’s obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which such Loan Party or any Joint Venture could reasonably be expected to incur material liability or for which a Lien may be imposed on any Asset, provided that notice is required only for any of the events described in clauses (i) through (iv) above that could reasonably be expected to result in a Material Adverse Effect, could reasonably be expected to result in a material Environmental Action with respect to any Borrowing Base Asset or could reasonably be expected to result in a Lien against any Borrowing Base Asset.
     (l) Borrowing Base Asset Value. Promptly after discovery of any setoff, claim, withholding or defense asserted or effected against any Loan Party, or to which any Borrowing Base Asset is subject, which could reasonably be expected to (i) have a material adverse effect on the value of a Borrowing Base Asset, (ii) have a Material Adverse Effect or (iii) result in the imposition or assertion of a Lien against any

Borrowing Base Asset which is not a Permitted Lien, notice to the Administrative Agent thereof.
     (m) Compliance with Borrowing Base Asset Conditions. Promptly after obtaining actual knowledge of any condition or event which causes any Borrowing Base Asset to fail to satisfy any of the Borrowing Base Conditions (other than those Borrowing Base Conditions, if any, that have theretofore been waived by the Administrative Agent and the Required Lenders with respect to any particular Borrowing Base Asset, to the extent of such waiver), notice to the Administrative Agent thereof.
     (n) Appraisals. Promptly upon the written request of the Administrative Agent or the Required Lenders and at the expense of the Borrower, Appraisals of the Borrowing Base Assets that are the subject of such request, provided, that so long as no Event of Default then exists, the Borrower shall not be required to deliver an Appraisal of a Borrowing Base Asset more frequently than once during the term of the Facility (other than the Appraisal required in connection with the extension of the Termination Date).
     (o) Other Information. Promptly, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as the Administrative Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.
     (p) Management Agreements and Material Contracts. Promptly following execution thereof by all parties thereto, a copy of any Management Agreement or Material Contract entered into with respect to any Borrowing Base Asset after the date hereof.
          SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have, at any time after the Initial Extension of Credit, any Commitment hereunder, the Parent Guarantor will:
     (a) Parent Guarantor Financial Covenants.
     (i) Maximum Leverage Ratio. Maintain as of each Test Date, a Leverage Ratio of not greater than 0.60:1.00.
     (ii) Maximum Secured Recourse Debt Ratio. Maintain as of each Test Date, a Secured Recourse Debt Ratio of not greater than 20%.
     (iii) Minimum Tangible Net Worth. Maintain at all times tangible net worth of the Parent Guarantor and its Subsidiaries, as determined in accordance with GAAP (but excluding accumulated depreciation on all Real Property), of not less than the sum of $[                                        ] plus an amount equal to 75% times the net cash proceeds of all issuances and primary sales of Equity Interests of the Parent Guarantor or any of its Subsidiaries consummated following the Closing Date.

     (iv) Minimum Ratio of Fixed Rate Debt for Borrowed Money and Debt for Borrowed Money Subject to Hedge Agreements to Debt for Borrowed Money. Maintain as of each Test Date, a ratio of fixed rate Debt for Borrowed Money and Debt for Borrowed Money subject to Hedge Agreements to all Debt for Borrowed Money of not less than 66.67%.
     (v) Maximum Dividend Payout Ratio. Maintain as of each Test Date, a Dividend Payout Ratio of equal to or less than (A) 90% or (B) such greater amount as may be required by applicable law to maintain status as a REIT for tax purposes.
     (vi) Minimum Fixed Charge Coverage Ratio. Maintain as of each Test Date, a Fixed Charge Coverage Ratio of not less than 1.50:1.00.
          (b) Borrowing Base Covenants.
     (i) Maximum Facility Exposure to Borrowing Base Asset Value. Not permit at any time the Facility Exposure at such time to exceed the Total Borrowing Base Value at such time.
     (ii) Minimum Borrowing Base Debt Service Coverage Ratio. Maintain as of each Test Date, a Borrowing Base Debt Service Coverage Ratio of not less than 1.50:1.00.
     (iii) Minimum Appraised Value. Not permit at any time the Appraised Value of the Borrowing Base Assets in the aggregate to be less than $130,000,000.
     (iv) Minimum Number of Borrowing Base Assets. Not permit at any time the number of Campus Housing Assets comprising the Borrowing Base Assets to be fewer than ten.
     (v) Maximum Size of Individual Borrowing Base Asset. Not permit at any time the Appraised Value of any individual Borrowing Base Asset to exceed 15% of the Appraised Value of the Borrowing Base Assets in the aggregate.
     (vi) Minimum Weighted Average Occupancy of the Borrowing Base Assets. Not permit at any time the average occupancy of the Borrowing Base Assets, weighted based upon the number of beds comprising each Borrowing Base Asset, to equal less than 80%.
     All calculations described above in Sections 5.04(a) and 5.04(b) that pertain to the fiscal quarters of the Parent Guarantor ending on or prior to September 30, 2010 shall be made on a pro forma basis, including to give effect to the IPO and the Formation Transactions. To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on any date of determination other than the last day of a fiscal quarter of the Parent Guarantor, such calculations shall be made on a pro forma basis to account for any acquisitions or dispositions of Assets, and the incurrence or repayment of any Debt for Borrowed Money relating to such

Assets, that have occurred since the last day of the fiscal quarter of the Parent Guarantor most recently ended. To the extent any calculations described in Sections 5.04(a) or 5.04(b) are required to be made on a Test Date relating to an Advance, a merger permitted under Section 5.02(d), a Transfer permitted under Section 5.02(e)(ii)(C) or the release of a Borrowing Base Asset, such calculations shall be made both before and on a pro forma basis after giving effect to such Advance, merger, Transfer or such other event, as applicable. All such calculations shall be reasonably acceptable to the Administrative Agent.
          SECTION 5.05. Ground Lease Covenants.
     (a) Each Loan Party shall (i) pay or cause to be paid on or before the due date thereof all Ground Lease Payments, (ii) perform and observe every covenant to be performed or observed by a Loan Party under the applicable Ground Lease; (iii) refrain from doing anything and not do or permit any act, event or omission, as a result of which, there is reasonably likely to occur a default or breach under any Ground Lease; (iv) promptly give Administrative Agent notice of any default under any Ground Lease upon learning of such default and promptly deliver to Administrative Agent a copy of each notice of default and all responses to such notice of default and all other material instruments, notices or demands received or delivered by a Loan Party under or in connection with the applicable Ground Lease; (v) promptly notify Administrative Agent in writing in the event of the initiation of any litigation or arbitration proceeding affecting a Loan Party or the Real Property under or in connection with the applicable Ground Lease; (vi) not voluntarily or involuntarily, directly or indirectly, surrender, terminate or cancel any Ground Lease nor, without the prior written consent of Administrative Agent, fail to exercise in a timely manner any purchase option(s) or renewal option(s) contained in any Ground Lease; and (vii) not modify, alter or amend any Ground Lease, either orally or in writing without the prior written consent of the Administrative Agent. Any assignment, transfer, conveyance, surrender, termination, cancellation, modification, alteration or amendment of any Ground Lease in contravention of the foregoing shall be void and of no force and effect.
     (b) Each Loan Party acknowledges and agrees that no release or forbearance of any of its obligations under any Ground Lease or otherwise shall release such Loan Party from any of its obligations under the Loan Documents, including without limitation the performance of all of the terms, provisions, covenants, conditions and agreements contained in any applicable Ground Lease, to be kept, performed and complied with by such Loan Party therein.
     (c) In the event of a default by any Loan Party under any Ground Lease, Administrative Agent may (but shall not be obligated to), in its sole discretion and without notice to any Loan Party, cause such default or defaults by such Loan Party to be remedied and otherwise take or perform such other actions as Administrative Agent may reasonably deem necessary or desirable as a result thereof or in connection therewith. Borrower shall reimburse Administrative Agent for all advances reasonably made and expenses reasonably incurred by Administrative Agent in curing any such default(s) (including, without limitation, reasonable attorneys’ fees), together with interest thereon from the date incurred until the same is paid in full to Administrative Agent and all such sums so advanced shall be secured by the applicable Mortgage. The provisions of this subsection are in addition to any other right or remedy given to or allowed Administrative Agent under such Ground Lease or otherwise.
     (d) If any Ground Lease is cancelled or terminated and Administrative Agent or its nominee shall acquire an interest in any new lease of the Real Property, each Loan Party shall have no right, title or interest in or to the new lease or the leasehold estate created by such new lease.
     (e) Each Loan Party shall from time to time within ten (10) Business Days of Administrative Agent’s request to execute and deliver, use reasonable efforts to obtain from the ground lessor, an estoppel certificate in a form reasonably acceptable to Administrative Agent certifying to such matters as Administrative Agent may reasonably require, including without limitation, the following: (a) the name of the tenant entitled to possession of the leasehold estate under the applicable Ground Lease; (b) that the applicable Ground Lease is in full force and effect and has not been modified or, if it has been modified, the date of each such modification (together with copies of each modification); (c) the date to which the fixed (or base) rent has been paid under the applicable Ground Lease; (d) the dates to which all other fees or charges have been paid under the applicable Ground Lease; (e) whether any notice of default has been sent to any Loan Party under the applicable Ground Lease which has not been cured, and if such notice has been sent, the date it was sent and the nature of the default; (f) to the best of the ground lessor’s knowledge, whether any Loan Party is in default under such Ground Lease, and if so, the nature thereof in reasonable detail.
     (f) Notwithstanding anything contained herein or otherwise to the contrary, Administrative Agent shall not have any liability or obligation under any Ground Lease, by virtue of its acceptance of the applicable Mortgage. Each Loan Party acknowledges and agrees that Administrative Agent shall be liable for the obligations of a Loan Party arising under any Ground Lease, as applicable, for only that period of time, if any, during which Administrative Agent is in possession of the leasehold estate created thereby and has acquired, by foreclosure, power of sale or otherwise, and is holding, all of such Loan Party’s right, title and interest as tenant under the applicable Ground Lease.
     (g) Notwithstanding anything contained herein or otherwise to the contrary, each Loan Party hereby assigns, transfers and sets over to Administrative Agent any and all rights and interests that may arise in favor of such Loan Party in connection with or as a result of the bankruptcy or insolvency of the ground lessor, as applicable, including, without limitation, all of such Loan Party’s right, title and interest in, to and under §365 of the Bankruptcy Code (11 U.S.C. §365), as the same may be amended, supplemented or modified from time to time.
     (h) In the event that it is claimed by any governmental authority that any tax is due, unpaid or payable by a Loan Party upon or in connection with any Ground Lease, such Loan Party shall promptly either (a) pay such tax, charge or imposition when due and deliver to Administrative Agent reasonably satisfactory proof of payment thereof or (b) contest such tax in accordance with the applicable provisions of this Agreement. If liability for such tax is asserted against Administrative Agent, Administrative Agent will give to such Loan Party prompt notice of such claim, and such Loan Party, upon complying with the provisions of this Agreement shall have full right and authority to contest such claim.
     (i) It shall be an immediate Event of Default hereunder if: (a) a Loan Party shall fail in the payment of any Ground Lease Payments as and when the same is payable under the applicable Ground Lease (unless waived by the ground lessor under such Ground Lease); (b) there shall occur any default by a Loan Party under the applicable Ground Lease in the observance or performance of any term, covenant or condition on the part of such Loan Party to be observed or performed thereunder (unless waived by the lessor under such Ground Lease); (c) any one or more of the events referred to in the applicable Ground Lease shall occur which would cause the applicable Ground Lease to terminate without notice or action by the ground lessor under such Ground Lease or which would entitle the ground lessor to terminate such Ground Lease by giving notice to a Loan Party (unless waived by the lessor under such Ground Lease); (d) the leasehold estate created by any Ground Lease shall be surrendered or such Ground Lease shall be terminated or canceled for any reason or under any circumstances, or (e) any of the terms, covenants or conditions of any Ground Lease shall in any manner be materially modified, changed, supplemented, altered, or amended without the prior written consent of Administrative Agent.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Failure to Make Payments When Due. (i) The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three Business Days after the same becomes due and payable; or
     (b) Breach of Representations and Warranties. Any representation or warranty made by any Loan Party (or any of its officers or the officers of its general partner or managing member, as applicable) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
     (c) Breach of Certain Covenants. The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.03(e), 2.14, 5.01(d), (e), (f), (i), (j), (n), (o), (p), (q), (r) or (s), 5.02, 5.03 or 5.04; or
     (d) Other Defaults under Loan Documents. Any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender Party; or
     (e) Cross Defaults. (i) Any Loan Party or any Subsidiary thereof shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise and after the expiration of any cure period thereunder); or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Debt, if (A) the effect of such event or condition is to permit the acceleration of the maturity of such Material Debt or otherwise permit the holders thereof to cause such Material Debt to mature, and (B) such event or condition shall remain unremedied or otherwise uncured for a period of 30 days; or (iii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (f) Insolvency Events. Any Loan Party or any Subsidiary thereof shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Subsidiary thereof seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Subsidiary thereof shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or
     (g) Monetary Judgments. Any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $5,000,000 shall be rendered against any Loan Party or any Subsidiary thereof and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party or Subsidiary and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by

A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or
     (h) Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Loan Party or Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (i) Unenforceability of Loan Documents. Any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or
     (j) Security Failure. Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or
     (k) Change of Control. A Change of Control shall occur; or
     (l) ERISA Events. Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under any Bankruptcy Law, (y) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c) and Swing Line Advances by a Lender pursuant to Section 2.02(b)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (z) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
          SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Administrative Agent or the Issuing Bank determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties with respect to the Obligations of the Loan Parties under the Loan Documents, or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.
ARTICLE VII
GUARANTY
          SECTION 7.01. Guaranty; Limitation of Liability. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is and constitutes a guaranty of payment and not merely of collection.
          (b) Each Guarantor, the Administrative Agent and each other Lender Party and, by its acceptance of the benefits of this Guaranty, each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Guarantors, the Administrative Agent, the other Lender Parties and, by their acceptance of the benefits of this Guaranty, the other Secured Parties hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.
          SECTION 7.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the other Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any other Loan Party or any of their Subsidiaries or otherwise;
     (c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

     (d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
     (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
     (f) any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party (each Guarantor waiving any duty on the part of the Administrative Agent and each other Secured Party to disclose such information);
     (g) the failure of any other Person to execute or deliver this Agreement, any other Loan Document, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
          SECTION 7.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any other Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
          (d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.
          (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any other Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Loan Party or any of their Subsidiaries now or hereafter known by the Administrative Agent or such other Secured Party.
          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the other Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
          SECTION 7.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty, this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated, all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the termination in whole of the Commitments and (c) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the termination in whole of the Commitments shall have occurred and (iv) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
          SECTION 7.05. Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Agreement to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (ii) each reference herein to “this Agreement”, “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Agreement and this Guaranty, and each reference in any other Loan Document to the “Loan Agreement”, “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Agreement and this Guaranty, shall mean and be a reference to this Agreement and this Guaranty as supplemented by such Guaranty Supplement.
          SECTION 7.06. Indemnification by Guarantors. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Administrative Agent or the Secured Parties under this Agreement, this Guaranty or the other Loan Documents, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent, each other Secured Party and each of their Affiliates and their respective officers, directors, employees, agents, partners and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.
          (b) Each Guarantor hereby also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.
          SECTION 7.07. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.07.

          (a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments or payments made in the ordinary course of business from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
          (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
          (c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
          (d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
          SECTION 7.08. Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the termination in whole of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, (b) be binding upon the Guarantors, their successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the other Secured Parties and their successors, transferees and assigns.
ARTICLE VIII
THE AGENTS

          SECTION 8.01. Authorization and Action; Appointment of Supplemental Collateral Agents. (a) Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable) and as an Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender Party prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. Notwithstanding anything to the contrary in any Loan Document, no Person identified as a syndication agent, documentation agent, senior manager, joint lead arranger or joint book running manager, in such Person’s capacity as such, shall have any obligations or duties to any Loan Party, the Administrative Agent or any other Secured Party under any of such Loan Documents. In its capacity as the Lender Parties’ contractual representative, Agents are each a “representative” of the Lender Parties as used within the meaning of “Secured Party” under Section 9-102 of the Uniform Commercial Code.
          (b) Anything contained herein or in the Collateral Documents to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more trustees, co-trustees, collateral co-agents or collateral subagents (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Supplemental Collateral Agent with respect to any Collateral, (i) such Supplemental Collateral Agent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent under the Collateral Documents with respect to such Collateral; (ii) such Supplemental Collateral Agent shall be deemed to be an “Agent” for purposes of this Agreement and the other Loan Documents, and the provisions of Section 21 of the Security Agreement, this Article and Section 9.04 hereof that refer to the Agents (or either of them) shall inure to the benefit of such Supplemental Collateral Agent, and all references therein and in the other Loan Documents to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require; and (iii) the term “Collateral Agent”, when used herein or in any applicable Collateral Document in relation to the Liens on or security interests in such Collateral granted in favor of the Collateral Agent, and any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall be deemed to include such Supplemental Collateral Agent; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be reasonably required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirming to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.
          SECTION 8.02. Agents’ Reliance, Etc. Neither any Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) in the case of the Administrative Agent, may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Accession Agreement entered into by an Acceding Lender as provided in Section 2.17 or an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Accession Agreement or Assignment and Acceptance, as the case may be, in each case as provided in Section 9.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex or other electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 8.03. Citibank and Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, Citibank shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any Subsidiary of any Loan Party and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Citibank were not the Administrative Agent or the Collateral Agent and without any duty to account therefor to the Lender Parties.

          SECTION 8.04. Lender Party Credit Decision. Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Nothing in this Agreement or any other Loan Document shall require any Agent or any of its respective directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender Party and each Lender Party confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent or any of its respective directors, officers, agents or employees.
          SECTION 8.05. Indemnification by Lender Parties. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.
          (b) Each Lender Party severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.
          (c) For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to their respective Revolving Credit Commitments at such time. The failure of any Lender Party to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
          SECTION 8.06. Successor Agents. Any Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lender Parties and the Borrower and may be removed at any time for cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has been replaced as Collateral Agent and it (or its Affiliate) has been replaced as an Issuing Bank and released from all obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent (which successor Agent shall be reasonably acceptable to the Borrower). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages and Assignments of Leases, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation or removal shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as an Agent shall have become effective, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

          SECTION 8.07. Relationship of Agents and Lenders. The relationship between Agents (or either of them) and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:
     (i) modify the definition of Required Lenders or otherwise change the percentage vote of the Lenders required to take any action under this Agreement or any other Loan Document,
     (ii) release the Borrower with respect to the Obligations or, except to the extent expressly permitted under this Agreement, reduce or limit the obligations of any Guarantor under Article VII or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the Guaranteed Obligations,
     (iii) release all or substantially all of the Collateral (other than pursuant to Section 5.02(e) or 9.11) or permit the Loan Parties to encumber the Collateral, except as expressly permitted in the Loan Documents prior to giving effect to such amendment,
     (iv) amend this Section 9.01,
     (v) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, other than as provided by Section 2.17,
     (vi) forgive or reduce the principal of, or interest on, the Obligations of the Loan Parties under the Loan Documents or any fees or other amounts payable thereunder,
     (vii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or
     (viii) extend the Termination Date, other than as provided by Section 2.16;
provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or each Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Banks, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Collateral Agent, as the case may be, under this Agreement or the other Loan Documents.
          (b) In the event that (1) any Lender shall refuse to consent to a waiver or amendment to, or a departure from, the provisions of this Agreement which requires the consent of all Lenders and that has been consented to by the Administrative Agent and the Required Lenders or (2) any Lender Party makes a demand for payment pursuant to Section 2.10(a) or (b) or (3) any Loan Party is required to pay additional amounts to a Lender Party pursuant to Section 2.12(a) or (b) or (c) or (4) any Lender fails to make any Advance to be made by it as part of any Borrowing on a date when the other Lenders make their Advances as contemplated under this Agreement (any such Lender, a “Potential Assignor Lender”), then the Borrower shall have the right, upon written demand to such Potential Assignor Lender and the Administrative Agent given within 30 days after the first date on which such consent was solicited in writing from the Lenders by the Administrative Agent or the first date on which the Lender Party made a demand for payment or failed to make the Advance (a “Potential Assignment Event Date”), to cause such Potential Assignor Lender to assign its rights and obligations under this Agreement at par (including, without limitation, its Commitment or Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to an Eligible Assignee designated by the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld) (a “Replacement Lender”), provided that (i) as of such Potential Assignment Event Date, no Default or Event of Default shall have occurred and be continuing, and (ii) with respect to clause (1) above only, as of the date of the Borrower’s written demand to replace such Potential Assignor Lender, no Default or Event of Default shall have occurred and be continuing other than a Default or Event of Default that resulted solely from the subject matter of the waiver or amendment for which such consent was being solicited from the Lenders by the Administrative Agent. The Replacement Lender shall purchase such interests of the Potential Assignor Lender and shall assume the rights and obligations of the Potential Assignor Lender under this Agreement upon execution by the Replacement Lender of an Assignment and Acceptance delivered pursuant to Section 9.07. Any Lender that becomes a Potential Assignor Lender agrees that, upon receipt of notice from the Borrower given in accordance with this Section 9.01(b) it shall promptly execute and deliver an Assignment and Acceptance with a Replacement Lender as contemplated by this Section.
          SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered by hand or by overnight courier service, (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b) or (z) as and to the extent expressly permitted in this Agreement, transmitted by e-mail, provided that such e-mail shall in all cases include an attachment (in PDF format or similar format) containing a legible signature of the person providing such notice, if to the Borrower, at its address at 2100 Rexford Road, Suite 414, Charlotte, North Carolina 28211, Attention: Donald L. Bobbitt, Jr., with a copy to Bradley Arant Boult Cummings LLP, 1819 Fifth Avenue North, Birmingham, Alabama 35203, Attention: Dawn Helms Sharff or, if applicable, at donnie.bobbitt@campuscrest.com (with a copy to dsharff@babc.com) (and in the case of transmission by e mail, with a copy by U.S. mail to 2100 Rexford Road, Suite 414, Charlotte, North Carolina 28211, Attention: Donald L. Bobbitt, Jr., with a copy to Bradley Arant Boult Cummings LLP, 1819 Fifth Avenue North, Birmingham,

Alabama 35203, Attention: Dawn Helms Sharff); if to any Initial Lender, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified opposite its name on Schedule I hereto (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to any other Lender Party, at its Domestic Lending Office or, if applicable, at the telecopy number or e-mail address specified in the Assignment and Acceptance pursuant to which it became a Lender Party (and in the case of a transmission by e-mail, with a copy by U.S. mail to its Domestic Lending Office); if to the Initial Issuing Bank, at its address at 1615 Brett Road, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department, or, if applicable, at GLAgentOfficeOps@citigroup.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 1615 Brett Road, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department); and if to the Administrative Agent, the Collateral Agent or the Swing Line Bank, at its address at 1615 Brett Road, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department, or, if applicable, at GLAgentOfficeOps @citigroup.com (and in the case of a transmission by e-mail, with a copy by U.S. mail to 1615 Brett Road, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department) or, as to the Borrower or any Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All notices, demands, requests, consents and other communications described in this clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, three (3) Business Days after the date such notice, demand, request, consent or other communication is deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, provided that if requested by any Lender Party, the Administrative Agent shall deliver a copy of the Communications to such Lender Party by e-mail or telecopier and (iv) if delivered by electronic mail or any other telecommunications device, when receipt is confirmed by electronic mail as provided in this clause (a); provided, however, that notices and communications to any Agent pursuant to Article II, III or VIII or to the Collateral Agent under the Collateral Documents shall not be effective until received by such Agent or the Collateral Agent, as the case may be. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof. Each Lender Party agrees (i) to notify the Administrative Agent in writing of such Lender Party’s e-mail address to which a notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender Party becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender Party) and (ii) that any notice may be sent to such e-mail address.
          (b) Notwithstanding clause (a) (unless the Administrative Agent requests that the provisions of clause (a) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.
          (c) Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution
          (d) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR

EMPLOYEES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
          (e) Each of the Lender Parties and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
          SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 9.04. Costs and Expenses. (a) Each Loan Party agrees jointly and severally to pay on demand (i) all reasonable out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for such Agent with respect thereto (including, without limitation, with respect to reviewing and advising on any matters required to be completed by the Loan Parties on a post-closing basis), with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (C) the reasonable fees and expenses of counsel for such Agent with respect to the preparation, execution, delivery and review of any documents and instruments at any time delivered pursuant to Sections 3.01, 3.02, 5.01(j) or 5.01(k) and (ii) all reasonable out-of-pocket costs and expenses of each Agent and each Lender Party in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for such Agent and each Lender Party with respect thereto).
          (b) Each Loan Party agrees to indemnify, defend and save and hold harmless each Indemnified Party from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Loan Party also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i), 2.10(d) or 2.17(e), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.
          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by any Agent or any Lender Party, in its sole discretion.
          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower and the other Loan Parties contained in Sections 2.10 and 2.12, Section 7.06 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
          SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured.
          SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor named on the signature pages hereto and the Administrative Agent shall have been notified by each Initial Lender and each Initial Issuing Bank that such Initial Lender or such Initial Issuing Bank, as the case may be, has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Guarantors named on the signature pages hereto and each Agent and each Lender Party and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.
          SECTION 9.07. Assignments and Participations; Replacement Notes. (a) Each Lender may (and, if demanded by the Borrower in accordance with Section 9.01(b) will) assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Fund Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 under each Facility or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b) shall be an assignment of all rights and obligations of the assigning Lender under this Agreement, (v) no such assignments shall be permitted (A) until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed, without the consent of the Administrative Agent, and (B) at any other time without the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and, except if such assignment is being made by a Lender to an Affiliate or Fund Affiliate of such Lender, a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Borrower pursuant to Section 9.01(b), the Borrower shall pay to the Administrative Agent the $3,500 processing and recordation fee.

          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12, 7.06, 8.05 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.
          (d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after receipt of a request therefor, the Borrower, at its own expense, shall, if requested by the applicable Lender, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a substitute Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment hereunder under such Facility, a substitute Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such substitute Note or Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.
          (f) Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that such fee shall not be payable if the assigning Issuing Bank is making such assignment simultaneously with the assignment in its capacity as a Lender of all or a portion of its Revolving Credit Commitment to the same Eligible Assignee.
          (g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan

Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral and (vi) if, at the time of such sale, such Lender Party was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such participant on such date, provided that such participant complies with the requirements of Section 2.12(e) as if it were a Lender hereunder.
          (h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties (or any of them) furnished to such Lender Party by or on behalf of any Loan Party; provided, however, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party on the same terms as provided in Section 9.10.
          (i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          (j) Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s Note, the Borrower will execute and deliver, in lieu of such original Note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the Note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in customary form. Upon the execution and delivery of the replacement Note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated Note shall be deemed references to the replacement Note.
          (k) If for any reason other than a good faith dispute any Lender shall fail or refuse to abide by its obligations hereunder, and such Lender shall not have cured such failure or refusal within five (5) Business Days of its occurrence (a “Lender Default”), then, in addition to the rights and remedies that may be available to Administrative Agent, Lenders, or any Loan Party at law or in equity, such Lender’s right to vote on matters related to this Agreement other than those matters set forth in Section 9.01(a)(v), (vi), (vii) or (viii), and to participate in the administration of the Advances and this Agreement, shall be suspended during the pendency of such failure or refusal; provided, however, that during the existence of such Lender Default, if such defaulting Lender is the only Lender to refuse to consent to a matter set forth in Section 9.01(a)(v), (vi), (vii) or (viii), then the proviso in the first sentence of Section 9.01(b) shall not apply if such Lender Default is continuing. Administrative Agent shall have the right, but not the obligation, in its sole discretion, to acquire at par all of such Lender’s Commitment, including its Pro Rata Share in the Obligations under this Agreement. In the event that Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender for whom there does not exist a Lender Default (each, a “Current Party”) shall then, thereupon, have the right, but not the obligation, in its sole discretion to acquire at par (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata) such Lender’s Commitment, including its Pro Rata Share in the outstanding Obligations under this Agreement.
          SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.
          SECTION 9.09. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
          SECTION 9.10. Confidentiality. (a) Each of the Agents, the Lender Parties and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section, (vii) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (viii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ix) to any rating agency, (x) the CUSIP Service Bureau or any similar organization, (xi) with the consent of the Borrower or (xii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to such Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any of its Subsidiaries without such Agent, such Lender Party, the Issuing Bank or any of their respective Affiliates having knowledge that a duty of confidentiality to the Loan Parties or any of their Subsidiaries has been breached. For purposes of this Section, “Information” means all information received from a Loan Party or any of its Subsidiaries (including the Fee Letter and any information obtained based on a review of the books and records of the Parent Guarantor or any of its Subsidiaries) relating to any Loan Party or any of their Subsidiaries or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          (b) Certain of the Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties, any of their Subsidiaries or their respective securities (“Restricting Information”). Other Lender Parties may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. None of any Agent or any of its respective directors, officers, agents or employees shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall any Agent or any of its respective directors, officers, agents or employees be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of any Agent or any of its respective directors, officers, agents or employees (i) shall have, and each Agent, on behalf of itself and each of its directors, officers, agents and employees, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, any Lender Party or any of their respective Affiliates, directors, officers, agents or employees arising out of or relating to any Agent or any of its respective directors, officers, agents or employees providing or not providing Restricting Information to any Lender Party, other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any Agent or any of its respective directors, officers, agents or employees.
          (c) Each Loan Party agrees that (i) all Communications it provides to any Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications are determined by the Loan Parties in good faith not to contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Agents and the Lender Parties to treat such Communications as either publicly available information or not material information (although such Communications shall remain subject to the confidentiality undertakings of Section 9.10(a)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information” and (iv) the Agents shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information” (and shall not post such Communications to a portion of the Approved Electronic Platform designated “Public Side Information”). Neither Agent nor any of its respective Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Agents or any of their respective Affiliates incur any liability to any Loan Party, any Lender Party or any other Person for any action taken by any Agent or any of its respective Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 9.10(c) shall modify or limit a Person’s obligations under Section 9.10 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
          (d) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) in writing to the Administrative Agent. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
          (e) Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Agents and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. Each such electing Lender Party acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, without being limited to, the items required to be made available to the Administrative Agent in Section 5.03 unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the Securities and Exchange Commission by the Parent). None of the Loan Parties, Agents or any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.
          (f) Sections 9.10(b), (c), (d) and (e) are designed to assist the Agents, the Lender Parties and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. None of any Agent or any of its respective directors, officers, agents or employees warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does any Agent or any of its respective directors, officers, agents or employees warrant or make any other statement to the effect that a Loan Party’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and each Loan Party assumes the risks associated therewith.
          SECTION 9.11. Release of Collateral. (a) Upon (i) the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, (x) as a result of a sale of the Equity Interests in the Loan Party that owns such Collateral, and (y) any Transfer pursuant to Section 5.02(e)(ii)(B) or (C)) that is permitted by the terms of the Loan Documents or (ii) any designation of any Borrowing Base Asset as a non-Borrowing Base Asset that is permitted by Section 5.02(e)(ii)(C), then, in either such event, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Document in accordance with the terms of the Loan Documents.
          (b) Upon the latest to occur of (i) the payment in full in cash of the Secured Obligations, (ii) the termination in whole of the Commitments and (iii) the termination or expiration of all Letters of Credit and all Secured Hedge Agreements, the Liens granted by the Collateral Documents shall terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Parties such documents as such Loan Parties shall reasonably request to evidence such termination.

          SECTION 9.12. Patriot Act Notification. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Parent Guarantor and the Borrower shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Agents or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
          SECTION 9.13. Jurisdiction, Etc. (a) With respect to all matters arising out of or relating to this Agreement, any of the other Loan Documents, or any other letter agreement or other undertaking concerning the financing contemplated therein, each of the parties hereto hereby irrevocably and unconditionally, on behalf of itself, its properties, and to the extent it may lawfully do so, its parent entities, present and future subsidiaries, affiliates, transferees, assigns, acquirers, officers, directors, employees, partners, members, shareholders, and successors in interest, (i) submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York State or, if that court does not have subject jurisdiction, in any State court located in the City and County of New York; (ii) agrees that all such matters may be heard and determined in such courts, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (iv) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (v) waives any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process or setoff to which its or its properties or assets may be entitled.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 9.14. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
          SECTION 9.15. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE OTHER LOAN PARTIES, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

CAMPUS CREST COMMUNITIES OPERATING PARTNERSHIP, LP

By:	Campus Crest Communities GP, LLC, Its General Partner

	By:	Campus Crest Communities, Inc.
Its Sole Member

By:

Name: Donald L. Bobbitt, Jr.
Title: Chief Financial Officer

PARENT GUARANTOR:

CAMPUS CREST COMMUNITIES, INC.

By:

Name: Donald L. Bobbitt, Jr.
Title: Chief Financial Officer

SUBSIDIARY GUARANTORS:

CAMPUS CREST AT STEPHENVILLE, LP

By:	Campus Crest GP II, LLC
Its General Partner

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST AT LUBBOCK, LP

By:	Campus Crest GP II, LLC
Its General Partner

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST AT WACO, LP

By:	Campus Crest GP II, LLC
Its General Partner

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST AT WICHITA FALLS, LP

By:	Campus Crest GP II, LLC
Its General Partner

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST AT SAN MARCOS, LP

By:	Campus Crest GP II, LLC
Its General Partner

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST AT JACKSONVILLE, AL, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST AT MOBILE PHASE II, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST AT CHENEY, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST AT JONESBORO, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST AT TROY, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST AT MURFREESBORO, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST AT WICHITA, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST STEPHENVILLE LESSOR, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST WACO LESSOR, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST WICHITA FALLS LESSOR, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST CHENEY LESSOR, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST JONESBORO LESSOR, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST TROY LESSOR, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST MURFREESBORO LESSOR, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

CAMPUS CREST WICHITA LESSOR, LLC

By:	Campus Crest Properties, LLC
Its Manager

By:

Name: Michael S. Hartnett
Title: Manager

SWING LINE BANK: CITIBANK, N.A.
By:
Name:
Title:

INITIAL ISSUING BANK: CITIBANK, N.A.
By:
Name:
Title:

ADMINISTRATIVE AGENT: CITIBANK, N.A.
By:
Name:
Title:

COLLATERAL AGENT: CITIBANK, N.A.
By:
Name:
Title:

INITIAL LENDERS: BARCLAYS BANK PLC
By:
Name:
Title:

CITIBANK, N.A.
By:
Name:
Title:

GOLDMAN SACHS BANK USA
By:
Name:
Title:

RAYMOND JAMES BANK, FSB
By:
Name:
Title:

ROYAL BANK OF CANADA
By:
Name:
Title: